SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (date of earliest event reported):
                                  June 2, 2000

                          TELSCAPE INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                      TEXAS
                 (State or Other Jurisdiction of Incorporation)

            0-24622                                       75-2433637
    (Commission File Number)                (IRS Employer Identification Number)


                1325 Northmeadow Parkway, Roswell, Georgia  30076
              (Address of Principal Executive Offices and Zip Code)

                                 (770) 432-6800
              (Registrant's Telephone Number, Including Area Code)


            2700 Post Oak Boulevard, Suite 1000, Houston, Texas 77056
                                (Former Address)

Item  1.  Change  in  Control.

     On June 2, 2000, Telscape International, Inc. ("Telscape") completed its merger with Pointe Communications Corporation ("Pointe") pursuant to the Amended and Restated Agreement and Plan of Merger dated December 31, 1999, by and among Telscape, Pointe Acquisition Corp., a wholly owned subsidiary of Telscape ("Acquisition"), and Pointe. As a result of the merger, Acquisition merged with and into Pointe with Pointe surviving the merger to become a wholly owned subsidiary of Telscape.

     Upon the consummation of the merger, each share of Pointe common stock, $.00001 par value, converted into the right to receive 0.223514 of a share of Telscape common stock, $.001 par value. Additionally, upon the consummation of the merger, each share of Pointe preferred stock, $.00001 par value, converted into the right to receive one share of substantially identical Telscape preferred stock, $.001 par value. Any holder of other Pointe derivative securities has the right to exercise such securities for shares of Telscape common stock based on the above described exchange ratio. Telscape will not issue fractional shares in the merger but will pay cash in lieu of fractional shares based on a price per share of Telscape common stock of $9.337.

     In the merger, as described above, Telscape will issue shares of its newly designated Class D Convertible Senior Preferred Stock and Class E Convertible Senior Preferred Stock which will have substantially identical rights and preferences to Pointe's Class A Cumulative Convertible Preferred Stock and Class B Cumulative Convertible Preferred Stock, respectively. The new Class D preferred stock and Class E preferred stock both pay quarterly dividends at a rate of 12% per year, which may be paid in additional shares of Class D or Class E preferred stock, respectively. Each preferred shareholder has the right to receive notice of any meeting of Telscape's shareholders and the right to vote the number of shares of Telscape common stock into which the preferred shares are convertible. Holders of Class D preferred stock may convert each share of Class D preferred stock into 479 shares of Telscape common stock. Holders of Class E preferred stock may convert each share of Class D preferred stock into 383 shares of Telscape common stock.

     As a result of the merger, the former Pointe shareholders hold approximately 60% of the voting power of Telscape.

Item  2.  Acquisition  or  Disposition  of  Assets.

     In the merger, Telscape has acquired Pointe as a subsidiary. Management of Telscape negotiated the exchange ratio of 0.223514 based on the relative values of the assets of both Telscape and Pointe, the values of the outstanding securities of both Telscape and Pointe, and the potential for growth in revenues of both Telscape and Pointe.

     Pointe's business is similar to Telscape's in that its business strategy is to provide communications services between Latin America and Hispanic communities in the United States. Pointe recently developed a licensed competitive local exchange carrier which allows the combined entity to originate and terminate local and long distance calls. Additionally, Pointe holds licenses in the United States and in several Latin American countries, including

Costa Rica, El Salvador, Mexico, Nicaragua, Panama, and Venezuela, which allow it to provide telecommunications, radio, Internet and satellite services between the United States and the Latin American country. A large percentage of Pointe's revenues comes from its prepaid calling card services which will add to Telscape's current revenue stream from prepaid calling services and a wider distribution chain.

Item  7.  Financial  Statements  and  Exhibits.

(a)  Financial  statements  of  business  acquired  (Pointe  Communications
Corporation).

Report  of  Independent  Public  Accountants                                 F-1
Pointe  Consolidated Balance Sheets as of December 31, 1998 and 1999         F-2
Pointe Consolidated Statement of Operations for the Years Ended December
     31,  1997,  1998  and  1999                                             F-4
Pointe Consolidated Statements of Changes in Stockholders' Equity for the
     Years  Ended  December  31,  1997,  1998  and  1999                     F-5
Pointe Consolidated Statements of Cash Flows for the Years Ended December
     31,  1997,  1998  and  1999                                             F-9
Note  to  Consolidated  Financial  Statements                               F-11

Pointe Consolidated Balance Sheets as of March 31, 2000, (Unaudited) and
     December  31,  1999  (Audited)                                         F-29
Pointe  Consolidated Statement of Operations For the Three Months Ended
     March  31,  2000  (Unaudited)  and  1999  (Unaudited)                  F-31
Pointe  Consolidated Statements of Cash Flows For the Three Months Ended
     March  31,  2000  (Unaudited)  and  1999  (Unaudited)                  F-32
Notes  to  the  Condensed  Financial  Statements                            F-33

(b)  Pro  forma  financial  information.

Unaudited  Pro  Forma  Condensed  Consolidated  Financial  Statements       F-36
Unaudited  Pro  Form  Condensed  Consolidated  Balance  Sheet as of
     March  31,  2000                                                       F-37
Unaudited  Pro  Forma  Condensed Consolidated Statement of Operations
     For  the  Three  Months  Ended  March  31,  2000                       F-38
Unaudited  Pro  Forma  Condensed Consolidated Statement of Operations
     For  the  Year  Ended  December  31,  1999                             F-39
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements    F-40

(c)  Exhibits.

     Exhibit No.       Descriptions

     2.1 Amended and Restated Agreement and Plan of Merger dated December 31, 1999 (Incorporated herein by this reference to Exhibit 2.1 of Telscape's Annual Report on Form 10-K for the year ended December 31, 1999)

     *4.1 Certificate of Designation of Preferences, Rights, and Privileges of Class D Convertible Senior Preferred Stock

     *4.2 Certificate of Designation of Preferences, Rights, and Privileges of Class E Convertible Senior Preferred Stock

     *23.1             Consent of Arthur Andersen LLP

_________________
*  Filed  Herewith

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934,the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               TELSCAPE  INTERNATIONAL,  INC.
                                               (Registrant)

Date:  June 15, 2000                           By:  /s/  Stephen  E.  Raville
                                                  ----------------------------
                                               Stephen  E.  Raville
                                               Chief  Executive  Officer

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pointe Communications Corporation:

     We have audited the accompanying consolidated balance sheets of POINTE COMMUNICATIONS CORPORATION (a Nevada corporation) AND SUBSIDIARIES (formerly, "Charter Communications International, Inc.") as of December 31, 1998 and 1999 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pointe Communications Corporation and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
April 14, 2000

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 31, 1998 AND DECEMBER 31, 1999

                                        DECEMBER 31,       DECEMBER 31,
                                            1998               1999
                                        -------------      -------------
CURRENT ASSETS:
Cash and cash equivalents............    $  1,255,199       $ 21,219,684
Restricted cash......................         185,000            542,913
Accounts receivable, net of allowance
  for doubtful accounts of $900,000
  and $1,508,458 in 1998 and 1999,
  respectively.......................       3,686,153          3,639,378
Notes receivable, net................         215,337          2,270,750
Inventory, net.......................         652,187          1,742,543
Prepaid expenses and other...........         263,249            629,787
                                        -------------      -------------
          Total current assets.......       6,257,125         30,045,055
                                        -------------      -------------
PROPERTY AND EQUIPMENT, at cost:
Equipment and machinery..............      11,157,928         23,360,356
Earth station facility...............         835,527          1,471,822
Software.............................       1,732,700          2,016,576
Furniture and fixtures...............         578,698          1,257,666
Other................................       1,157,344          1,586,359
Construction in progress.............       3,010,500          1,452,303
                                        -------------      -------------
                                           18,472,697         31,145,082
Accumulated depreciation and
  amortization.......................      (3,984,392)        (6,827,740)
                                        -------------      -------------
          Property and equipment,
          net........................      14,488,305         24,317,342
                                        -------------      -------------
OTHER ASSETS:
Goodwill, net of accumulated
  amortization of $1,544,360 and
  $2,190,266 in 1998 and 1999,
  respectively.......................      17,709,865         17,237,653
Acquired customer bases, net of
  accumulated amortization of
  $969,182 and $1,131,507 in 1998 and
  1999, respectively.................         844,543            890,271
Other intangibles, net of accumulated
  amortization of $1,184,062 and
  $1,946,521 in 1998 and 1999,
  respectively.......................       1,848,762          1,723,225
Other................................       1,073,279          2,676,217
                                        -------------      -------------
          Total other assets.........      21,476,449         22,527,366
                                        -------------      -------------
          TOTAL ASSETS...............    $ 42,221,879       $ 76,889,763
                                        =============      =============

          The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Balance Sheets.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 31, 1998 AND DECEMBER 31, 1999

                                        DECEMBER 31,       DECEMBER 31,
                                            1998               1999
                                        -------------      -------------
CURRENT LIABILITIES:
Current portion of notes payable.....    $  5,398,062       $  2,795,256
Current portion of lease
  obligations........................       1,273,298          3,242,776
Accounts payable.....................       6,282,952          6,233,914
Accrued liabilities..................       2,346,622          6,132,570
Unearned revenue.....................       2,928,990          1,514,329
                                        -------------      -------------
          Total current
  liabilities........................      18,229,924         19,918,845
                                        -------------      -------------
LONG-TERM LIABILITIES:
Capital and financing lease
  obligations........................       7,128,451         10,367,260
Convertible debentures...............       1,180,000            900,000
Senior subordinated notes............         690,278           --
Notes payable and other long-term
  obligations........................         626,022            866,974
                                        -------------      -------------
          Total long-term
  liabilities........................       9,624,751         12,134,234
                                        -------------      -------------
MINORITY INTEREST....................       1,981,959          2,014,959
                                        -------------      -------------
STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value;
  100,000 shares authorized, 0 and
  18,121 shares issued and
  outstanding in 1998 and 1999,
  respectively.......................        --                      181
Common stock, $0.00001 par value;
  100,000,000 shares authorized;
  45,339,839 and 51,694,189 shares
  issued and outstanding in 1998 and
  1999, respectively.................             454                517
Additional paid-in-capital...........      43,137,654        136,370,654
Accumulated deficit..................     (30,752,863)      (93,549,626)
                                        -------------      -------------
          Total stockholders'
          equity.....................      12,385,245         42,821,726
                                        -------------      -------------
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY...............................    $ 42,221,879       $ 76,889,763
                                        =============      =============

          The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Balance Sheets.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

                                            1997             1998            1999
                                       ---------------  --------------  ---------------
Revenues:
     Communications services and
       products......................  $    10,203,787  $   24,784,756  $    49,808,827
     Internet connection services....        2,747,635       2,835,446        2,116,093
                                       ---------------  --------------  ---------------
     Total revenues..................       12,951,422      27,620,202       51,924,920
                                       ---------------  --------------  ---------------
Costs and Expenses:
     Cost of services and products...        9,765,856      23,246,432       50,129,620
     Selling, general, and
       administrative expenses.......        8,766,282       9,933,265       19,274,799
     Nonrecurring charge.............        2,677,099        --              --
     Depreciation and amortization...        2,995,334       3,451,982        4,477,292
                                       ---------------  --------------  ---------------
     Total costs and expenses........       24,204,571      36,631,679       73,881,711
                                       ---------------  --------------  ---------------
Operating Loss.......................      (11,253,149)     (9,011,477)     (21,956,791)
                                       ---------------  --------------  ---------------
Interest Expense, net................         (480,924)     (1,760,315)     (15,998,840)
Other (Expense) Income...............         (241,785)      1,624,310         (335,225)
                                       ---------------  --------------  ---------------
Net Loss Before Income Taxes.........      (11,975,858)     (9,147,482)     (38,290,855)
Income Tax Benefit...................        --               --              --
Net Loss.............................  $   (11,975,858) $   (9,147,482) $   (38,290,855)
                                       ===============  ==============  ===============
NET LOSS PER SHARE --
  Basic and Diluted (Note 2).........  $         (0.39) $        (0.22) $         (1.36)
                                       ===============  ==============  ===============
Shares Used In Computing Net Loss Per
  Share..............................       31,084,693      42,143,733       46,204,130
                                       ===============  ==============  ===============

          The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Statements.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

                                         PREFERRED STOCK         COMMON STOCK         ADDITIONAL
                                        ------------------   ---------------------      PAID-IN
                                         SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL
                                        --------    ------   ------------   ------    -----------
Balance at December 31, 1996.........      --       $--        24,202,779   $ 242     $28,302,025
Issuance of common stock ($1.00 per
  share) (Note 7)....................      --        --         9,283,997      93       9,203,844
Retirement of shares in conjunction
  with a contribution agreement
  executed by certain members of
  management.........................      --        --        (2,500,000)    (25)     (3,538,698)
Issuance of common stock in
  conjunction with conversion of
  debenture, net ($.50 per share)
  (Note 7)...........................      --        --         2,200,000      22         999,978
Issuance of common stock in
  conjunction with the acquisition of
  communications operating
  licenses...........................      --        --           400,000       4         399,996
Issuance of common stock in
  conjunction with financing lease
  transaction (Note 4)...............      --        --           450,000       5         449,995
Issuance of common stock in
  conjunction with debt issuance.....      --        --            98,000    --            98,000
Issuance of common stock warrants in
  conjunction with operating lease
  ($0.34 per warrant)................      --        --           --         --            66,300
Net loss.............................      --        --           --         --           --
                                        --------    ------   ------------   ------    -----------
Balance at December 31, 1997.........      --        --        34,134,776     341      35,981,440
Issuance of common stock ($.50 per
  share) (Note 7)....................      --        --         9,500,000      95       4,499,905
Issuance of common stock ($1.00 per
  share) (Note 7)....................      --        --           850,000       9         849,991
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.21 per warrant) (Note 4).......      --        --           --         --           114,069
Issuance of common stock in
  conjunction with a merger ($0.90
  per share) (Note 3)................      --        --           206,250       2         186,761
Issuance of common stock ($1.30 per
  share) (Note 7)....................      --        --           500,000       5         649,995
Issuance of common stock warrants in
  conjunction with a merger ($0.49
  per warrant) (Note 3)..............      --        --           --         --           289,100
Exercise of warrants ($0.70 per
  share).............................      --        --            10,354    --             7,248
Exercise of warrants ($0.70 per
  share).............................      --        --            20,709       1          14,496
Exercise of stock options ($1.00 per
  share).............................      --        --           117,750       1         117,749
Issuance of common stock rights in
  conjunction with a merger ($0.44
  per warrant) (Note 3)..............      --        --           --         --           272,500
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.18 per warrant) (Note 4).......      --        --           --         --            68,400
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.16 per warrant) (Note 4).......      --        --           --         --            60,800
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.21 per warrant) (Note 4).......      --        --           --         --            25,200
Net Loss.............................      --        --           --         --           --
                                        --------    ------   ------------   ------    -----------
Balance at December 31, 1998.........      --        --        45,339,839     454      43,137,654
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.18 per warrant) (Note 4).......      --        --           --         --           129,200
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.25 per warrant) (Note 4).......      --        --           --         --           190,000
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.08 per warrant) (Note 4).......      --        --           --         --           391,950
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.49 per warrant) (Note 4).......      --        --           --         --            98,751


                                      F-5

Issuance of common stock warrants in
  conjunction with promissory note
  ($0.40 per warrant) (Note 4).......      --        --           --         --           216,170
Issuance of common stock in
  conjunction with a merger ($1.50
  per share) (Note 3)................      --        --            37,589    --            56,383
Issuance of common stock in
  conjunction with purchase of
  minority interest in a subsidiary
  ($1.17 per share)..................      --        --           300,000       3         352,800
Issuance of common stock in
  conjunction with settlement of
  payables (average of $0.26 per
  share).............................      --        --            75,776       1          20,209
Issuance of common stock in
  conjunction with conversion of
  debentures ($1.20 per share).......      --        --           166,666       2         200,000
Issuance of common stock in
  conjunction with exercise of
  conversion rights ($0.36 per
  share).............................      --        --           625,000       6         108,552
Issuance of common stock in
  conjunction with exercise of
  options ($1.25 per share)..........      --        --           149,319       1         203,955
Issuance of common stock warrants in
  conjunction with an acquisition of
  a customer base ($0.66 per
  warrant)...........................      --        --           --         --           118,363
Issuance of common stock in
  conjunction with exercise of
  warrants ($1.00 per share).........      --        --         5,000,000      50       4,999,950
Issuance of Class A Senior
  Convertible Preferred Stock and
  warrants, net of issuance cost
  ($3,000.00 per share)..............     10,080      101         --         --        50,152,024
Issuance of Class A Senior
  Convertible Preferred Stock as
  payment for dividends on Class A
  Senior Convertible Preferred
  Stock..............................        777        8         --         --         2,331,826
Issuance of Class B Senior
  Convertible Preferred Stock and
  warrants in conjunction with
  conversion of convertible
  debentures and accrued interest on
  convertible debentures.............      7,264       72         --         --        33,505,712
Compensation on variable options.....      --        --           --         --           157,155
Net loss.............................      --        --           --         --           --
                                        --------    ------   ------------   ------    -----------
Balance at December 31, 1999.........     18,121    $ 181      51,694,189   $ 517     136,370,654
                                        ========    ======   ============   ======    ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Statements.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

                                           ACCUMULATED    STOCKHOLDERS'
                                             DEFICIT         EQUITY
                                           -----------    -------------
Balance at December 31, 1996............   ($9,629,523)    $18,672,744
Issuance of common stock ($1.00 per
  share) (Note 7).......................       --            9,203,937
Retirement of shares in conjunction with
  a contribution agreement executed by
  certain members of management.........       --           (3,538,723)
Issuance of common stock in conjunction
  with conversion of debenture, net
  ($.50 per share) (Note 7).............       --            1,000,000
Issuance of common stock in conjunction
  with the acquisition of communications
  operating licenses....................       --              400,000
Issuance of common stock in conjunction
  with financing lease transaction (Note
  4)....................................       --              450,000
Issuance of common stock in conjunction
  with debt issuance....................       --               98,000
Issuance of common stock warrants in
  conjunction with operating lease
  ($0.34 per warrant)...................       --               66,300
Net loss................................   (11,975,858)    (11,975,858)
                                           -----------    -------------
Balance at December 31, 1997............   (21,605,381)     14,376,400
Issuance of common stock ($.50 per
  share) (Note 7).......................       --            4,500,000
Issuance of common stock ($1.00 per
  share) (Note 7).......................       --              850,000
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.21 per warrant) (Note 4)..........       --              114,069
Issuance of common stock in conjunction
  with a merger ($0.90 per share) (Note
  3)....................................       --              186,763
Issuance of common stock ($1.30 per
  share) (Note 7).......................       --              650,000
Issuance of common stock warrants in
  conjunction with a merger ($0.49 per
  warrant) (Note 3).....................       --              289,100
Exercise of warrants ($0.70 per
  share)................................       --                7,248
Exercise of warrants ($0.70 per
  share)................................       --               14,497
Exercise of stock options ($1.00 per
  share)................................       --              117,750
Issuance of common stock rights in
  conjunction with a merger ($0.44 per
  warrant) (Note 3).....................       --              272,500
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.18 per warrant) (Note 4)..........       --               68,400
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.16 per warrant) (Note 4)..........       --               60,800
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.21 per warrant) (Note 4)..........       --               25,200
Net Loss................................    (9,147,482)     (9,147,482)
                                           -----------    -------------
Balance at December 31, 1998............   (30,752,863)     12,385,245
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.18 per warrant) (Note 4)..........       --              129,200
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.25 per warrant) (Note 4)..........       --              190,000
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.08 per warrant) (Note 4)..........       --              391,950
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.49 per warrant) (Note 4)..........       --               98,751
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.40 per warrant) (Note 4)..........       --              216,170
Issuance of common stock in conjunction
  with a merger ($1.50 per share) (Note
  3)....................................       --               56,383

Issuance of common stock in conjunction
  with purchase of minority interest in
  a subsidiary ($1.17 per share)........       --              352,803
Issuance of common stock in conjunction
  with settlement of payables (average
  of $0.26 per share)...................       --               20,210
Issuance of common stock in conjunction
  with conversion of debentures ($1.20
  per share)............................       --              200,002
Issuance of common stock in conjunction
  with exercise of conversion rights
  ($0.36 per share).....................       --              108,558
Issuance of common stock in conjunction
  with exercise of options ($1.25 per
  share)................................       --              203,956
Issuance of common stock warrants in
  conjunction with an acquisition of a
  customer base ($0.66 per warrant).....       --              118,363
Issuance of common stock in conjunction
  with exercise of warrants ($1.00 per
  share)................................       --            5,000,000
Issuance of Class A Senior Convertible
  Preferred Stock and warrants, net of
  issuance cost ($3,000.00 per share)...    (22,174,074)    27,978,051
Issuance of Class A Senior Convertible
  Preferred Stock as payment for
  dividends on Class A Senior
  Convertible Preferred Stock...........     (2,331,834)        --
Issuance of Class B Senior Convertible
  Preferred Stock and warrants in
  conjunction with conversion of
  convertible debentures and accrued
  interest on convertible debentures....       --           33,506,415
Compensation on variable options........       --              157,155
Net loss................................    (38,290,855)   (38,290,855)
                                           ------------   -------------
Balance at December 31, 1999............   $(92,359,845)   $42,821,726
                                           ============   =============

             The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Statements.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

                                              YEAR ENDED           YEAR ENDED           YEAR ENDED
                                           DECEMBER 31, 1997    DECEMBER 31, 1998    DECEMBER 31, 1999
                                           -----------------    -----------------    -----------------
Cash Flows from Operating Activities:
  Net loss..............................      $(11,975,858)        $(9,147,482)         $(38,290,855)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
      Depreciation and amortization.....        2,995,334            3,451,982            4,477,292
      Bad debt expense..................          586,687              883,462            1,586,491
      Amortization of discounts on debt
        and lease obligations...........           56,891              250,244           13,825,619
      Interest on convertible debenture
        paid in-kind....................         --                   --                    791,662
      Loss on extinguishment of debt....          241,785             --                   --
      Nonrecurring charge...............        2,677,099             --                   --
      Deferred settlement gain..........         --                 (2,757,132)            --
      Changes in operating assets and
        liabilities:
        Accounts receivable, net........       (1,645,919)          (1,820,958)            (506,518)
        Notes receivable................           63,802             (215,337)          (3,088,611)
        Inventory.......................         (194,180)            (155,880)          (1,090,356)
        Prepaid expenses................           23,832              (38,654)            (366,538)
        Other assets....................         (225,135)            (640,641)          (1,839,700)
        Accounts payable, accrued, and
          other liabilities.............          998,031            1,460,510            3,692,179
        Unearned revenue................         (185,009)           1,283,268           (1,414,661)
                                           -----------------    -----------------    -----------------
            Total adjustments...........        5,393,218            1,700,864           16,066,859
                                           -----------------    -----------------    -----------------
            Net cash used in operating
              activities................       (6,582,640)          (7,446,618)         (22,223,996)
                                           -----------------    -----------------    -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment....       (2,577,080)          (3,505,889)          (6,644,342)
  Restricted cash.......................         (135,000)             (50,000)            (357,913)
  Acquisition of businesses, net of cash
    acquired............................         --                   (350,633)            (137,140)
                                           -----------------    -----------------    -----------------
            Net cash used in investing
              activities................       (2,712,080)          (3,906,522)          (7,139,395)
                                           -----------------    -----------------    -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred
    stock, net..........................         --                   --                 27,978,051
  Proceeds from convertible
    debentures..........................        2,180,000             --                 20,849,118
  Proceeds from issuance of common
    stock...............................        5,831,604            6,000,000             --
  Proceeds from issuance of preferred
    stock in subsidiary.................         --                  1,981,959             --
  Proceeds from exercise of warrants and
    options.............................         --                     25,495              170,622
  Proceeds from lease obligations.......        2,086,096              754,891             --
  Proceeds from notes payable, net......          476,046            4,336,403           10,633,000
  Repayment of notes payable and lines
    of credit...........................       (1,443,775)            (243,181)          (9,319,466)
  Repayment of financing lease
    obligations.........................         --                   (402,731)            (903,449)
  Repayment of convertible debentures...         --                   --                    (80,000)
                                           -----------------    -----------------    -----------------
            Net cash provided by
              financing activities......        9,129,971           12,452,836           49,327,876
                                           -----------------    -----------------    -----------------
(DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS...........................         (164,749)           1,099,696           19,964,485
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR...............................          320,252              155,503            1,255,199
                                           -----------------    -----------------    -----------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR..................................      $   155,503          $ 1,255,199          $21,219,684
                                           =================    =================    =================


                                      F-9

Supplemental Disclosures:
  Cash paid for interest................      $   339,874          $ 1,238,442          $ 2,093,800
  Cash paid for income taxes............         --                   --                   --
Supplemental Noncash Disclosures:
  Exchange of promissory note for
    exercise of warrants................         --                   --                  5,000,000
  Assets acquired under financing and
    capital leases......................         --                  6,219,977            6,002,111
  Assets acquired in excess of
    liabilities assumed.................         --                  1,381,531            1,146,728
  Purchase price adjustments............          864,612             --                   --
  Value of warrants issued..............         --                    830,069            1,026,071
  Value of stock issued for
    acquisition.........................         --                    186,761               56,383
  Incurrance of notes payable to pay
    operating obligations...............         --                  1,397,000             --
  Conversion of liabilities to equity
    Subordinated debentures.............        2,115,000             --                    200,000
    Stockholder loans...................          937,865             --                   --
    Notes Payable.......................         --                   --                    225,145
    Accrued liabilities.................          319,468             --                   --
Giveback of shares by members of
  management............................        3,538,723             --                   --
Deferred settlement gain................        2,757,132             --                   --
Conversion of subordinated debenture....        1,000,000             --                   --
Shares issued for operating licenses....          400,000             --                   --
Shares issued for operating payables....         --                   --                     20,210

             The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Statements.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999

1.  ORGANIZATION AND NATURE OF BUSINESS

     Pointe Communications Corporation ("Pointe" or the "Company", formerly Charter Communications International, Inc.) is an international facilities based integrated communications provider ("ICP") serving residential and commercial customers in the U.S., Central and South America. The Company and its subsidiaries provide enhanced telecommunications products and services, including local, long distance, Internet, international private line, carrier services, prepaid calling card, and telecommuting services, with a focus on the Hispanic community both domestically and internationally. The Company is implementing a facilities based infrastructure on a staged basis in certain identified U.S. markets with significant Hispanic presence with the ultimate objective of being a full-service Competetive Local Exchange Carrier ("CLEC") with a low-cost base of operations. During 1999, the Company was successful in completing private placements of Class A Senior Convertible Preferred Stock and Class B Convertible Promissory Notes (which converted to Class B Senior Convertible Preferred Stock during the quarter ended December 31, 1999) for gross proceeds totaling approximately $50 million, which will be used to fund the initial phase of its CLEC market construction including Los Angeles, Miami, San Diego, and Houston.

     The Company was incorporated in Nevada on April 10, 1996 as a wholly owned subsidiary of Maui Capital Corporation, a Colorado Corporation ("Maui Capital"), which incorporated on August 8, 1988. On April 21, 1996, Maui Capital and the Company merged with the Company being the surviving corporation and succeeding to all the business, properties, assets, and liabilities of Maui Capital. The purpose of the merger of Maui Capital and the Company was to change the name and state of incorporation of Maui Capital. Maui Capital had no business or assets prior to September 21, 1995 when it acquired TOPS Corporation ("TOPS"), a Nevada corporation (TOPS was named Charter Communications International, Inc. until April 10, 1996, when its name was changed so that the Company could be formed in Nevada with the same name). At the time of the acquisition, TOPS was the sole stockholder of Charter Communicaciones Internacionales Grupo, S.A., a Panama corporation ("Charter Panama"), which was engaged in developing a private line telecommunications system in Panama and pursuing licenses to provide such services in various other Latin American countries. Since the acquisition of TOPS, the Company has endeavored to grow both through the development of its existing businesses and through the acquisition of complementary businesses.
Proceeds from private placements of securities with principals and outside investors have funded the development of the Company to date.

     On June 1, 1998, the Company acquired Galatel Inc. ("Galatel"), a distributor of prepaid calling cards primarily to the Hispanic community, in a cash and stock transaction. On July 30, 1998, the Company acquired Pointe Communications Corporation ("Pointe Communications"), a Delaware corporation, in a cash and warrant transaction. Pointe Communications did not have revenue from operations prior to its acquisition. On August 31, 1998, the Company's stockholders approved an amendment to the Company's Articles of Incorporation to effect a change in the Company's name from Charter Communications International, Inc. to Pointe Communications Corporation. On August 12, 1998, the Company acquired International Digital Telecommunications Systems, Inc. ("IDTS") in a cash and stock transaction. IDTS is a facilities-based long-distance carrier of voice, data, and other types of telecommunications in the Miami, Florida market. On October 1, 1998, the Company acquired Rent-A-Line Telephone Company, LLC ("Rent-A-Line") in a stock rights transaction. Rent-A-Line is a reseller of prepaid local telephone service. All of these transactions were accounted for as purchases (See Note 3).

     On August 16, 1999, HTC Communications, LLC ("HTC"), a California limited liability company licensed as a CLEC in California, merged with and into the Company. As consideration for the merger, the Company will issue 600,000 shares of common stock to the members of HTC upon the satisfaction by the members of opening two competitive local exchange markets for the Company within 12 months of the closing date of the merger. At the same time, the Company entered into 36 month employment agreements with two of the members of HTC for the purpose of development and oversight of the Company's CLEC operations.

     Subsequent to year-end, the Company agreed to merge with Telscape International, Inc. ("Telscape") in an all-stock transaction in which each share of the Company will be exchanged for 0.224215 shares of Telscape common stock. Pointe shareholders will obtain a majority of the outstanding voting stock of Telscape after the merger. The surviving company will trade under the ticker symbol "TSCP" on the NASDAQ National Market System. The board of directors of both companies have agreed to the merger; however, the closing is subject to shareholder approval and certain other conditions precedent, such as Securities Exchange Commission and regulatory approval. Telscape is an integrated communications provider, which operates in the U.S., Mexico and other Latin American countries. During 1998, Telscape's subsidiary, Telereunion S.A. de C.V., received a 30 year facilities-based carrier license from the Mexican Government to construct and operate a network to carry long-distance voice and data traffic.

     Some of the telecommunications services offered by Pointe require licensing by U.S. federal and state agencies and the foreign countries wherein services are offered. Pointe has formed wholly owned or majority-owned foreign corporations. Pointe maintains financial control of all subsidiaries. The Company has been licensed by the U.S. Federal Communications Commission ("FCC") as an international facilities-based carrier. Pointe has selected the Mexican Solidaridad system as its primary satellite carrier. A variety of U.S. carriers are used to provide domestic long-distance services. The Company is licensed to provide enhanced communications services in Panama, Mexico, Honduras, Venezuela, El Salvador, Nicaragua, and Costa Rica. As of December 31, 1999, the Company was operating in the United States, Panama, Venezuela, Costa Rica, Mexico, El Salvador and Nicaragua. In the U.S., the Company or its subsidiaries have been granted two FCC 214 licenses to provide international long-distance service and operate satellite teleports in the U.S., as well as, Competetive Local Exchange Licenses in California, Florida, and Georgia and interexchange carrier licenses in many states.

     The Company may also face significant potential competition from other communication technologies that are being or may be developed or perfected in the future. Some of the Company's competitors have substantially greater financial, marketing, and technical resources than does the Company. The bCompany's international telecommunications operations face competition from existing government-owned or monopolistic telephone service companies and from other operators who receive licenses to provide services similar to the Company's. Accordingly, there can be no assurance that the Company will be able to obtain any additional licenses or that it will be able to compete effectively.

     The Company, which has never operated at a profit, has experienced operating losses since its inception as a result of efforts to build its customer base and develop its operations. The Company estimates that its cash and financing needs for its current business through 2000 will be met by the cash on hand; $40 million of capital lease commitments - $25 million of which are completed and $15 million of which are being negotiated; and private placements of equity currently being sought. However, certain of these facilities and placements are not completed, and there can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all. Additionally, any increases in the Company's growth rate, shortfalls in anticipated revenues, increases in anticipated expenses, or significant acquisition or expansion opportunities could have a material adverse effect on the Company's liquidity and capital resources and would require the Company to raise additional capital from public or private equity or debt sources in order to finance operating losses, anticipated growth, and contemplated capital expenditures and expansions. The Company has significant expansion plans which it intends to fund with the facilities discussed above; however, if there is any delay in the anticipated closing of these facilities or any shortfall, the Company will not engage in such expansion until adequate capital sources have been arranged. Accordingly, the Company may need additional future private placements and/or public offerings of debt or equity securities to fund such plans. If such sources of financing are insufficient or unavailable, the Company will be required to modify its growth and operating plans or scale back operations to the extent of available funding. The Company may need to raise additional funds in order to take advantage of unanticipated opportunities, such as acquisitions of complementary businesses or the development of new products, or otherwise respond to unanticipated competitive pressures. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all.

     The Company expects to continue to focus on developing and expanding its enhanced telecommunications service offerings while continuing to expand its current operation's market penetration. Accordingly, the Company expects that its capital expenditures and cost of revenues and depreciation and amortization expenses will continue to increase significantly, all of which could have a negative impact on short-term operating results. In addition, the Company may change its strategy to respond to a changing competitive environment. There can be no assurance that growth in the Company's revenue or market penetration will continue, that its expansion efforts will be profitable, or that the Company will be able to achieve or sustain profitability or positive cash flow. Further, the Company may require substantial financing to accomplish any significant acquisition or merger transaction and for working capital to operate its current and proposed expanded operations until profitability is achieved, if ever. While the Company currently expects to meet its 2000 operating cash flow and capital expenditure requirements through cash on hand, vendor financing and private placements of equity, there can be no assurance that this will be achieved. The availability of such financing on terms acceptable to the Company is not assured. Accordingly, there can be no assurance that the Company's planned expansion of its operations will be successful.

2.  SUMMARY OF ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of the Company and all of its majority-owned subsidiaries. All significant intercompany balances have been eliminated.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  SOURCE OF SUPPLIES

     The Company relies on local and long-distance telephone companies to provide certain communications services. Although management feels that alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     There are a limited number of vendors which provide the equipment the Company is using to expand its network. If these vendors are unable to meet the Company's needs related to the timing and amount of equipment needed by the Company, it would have an adverse impact on the Company's financial position and results of operations.

  PRESENTATION

     Certain prior year amounts have been reclassified to conform with the current year presentation.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of three months or less. The carrying value of the cash and cash equivalents approximates fair market value at December 31, 1998 and 1999.

  RESTRICTED CASH

     The Company's restricted cash represents deposits on hand with a bank as security for letters of credit.

  CONCENTRATION OF RISK

     A portion of the Company's assets and operations are located in various South and Central American countries. The Company's business cannot operate unless the governments of these countries provide licenses, privileges or other regulatory clearances. No such assurance can be given that such rights, once granted, could not be revoked without due cause.

     The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services and the ability to terminate access on delinquent accounts. The concentration of credit risk is mitigated by the large number of customers comprising the customer base;
however, one significant customer comprises approximately 17% and 11% of the total receivable balance at December 31, 1998 and 1999, respectively. The carrying amount of the Company's receivables approximates their fair value.

  NOTES RECEIVABLE

     The following table summarizes the components of notes receivable as of December 31:

                                           1998          1999
                                       ------------  ------------
Telscape International, Inc. ........  $          0  $  1,518,500
Affiliates and employees.............       537,503       628,836
International business partners......             0     1,140,178
Allowance............................      (322,166)   (1,016,764)
                                       ------------  ------------
     Total...........................  $    215,337  $  2,270,750
                                       ============  ============

     During the quarter, the Company entered into promissory note with Telscape International, Inc. evidencing Telscape's obligation to repay the Company on or before February 28, 2000. The note accrues interest at 12% and is secured by Telscape common stock owned by two affiliates of Telscape. The note was replaced with $10.0 million convertible promissory note entered into with Telscape in conjunction with the merger agreement (see Note 15).

  INVENTORIES

     Inventories consist primarily of prepaid calling cards. All inventory is recorded as finished goods and is available for sale. Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

  PROPERTY AND DEPRECIATION

     Property and equipment are recorded at cost, including certain engineering and internal software development costs. Engineering costs totaled $1,390,776 with $1,025,245 allocated to Machinery and Equipment and $104,767 allocated to Other Property and Equipment. The engineering costs incurred represent salaries and related taxes and benefits paid to engineers to design and install the Company's network infrastructure, as well as building improvements necessary to allow for equipment installations. Internal software development costs incurred totaled $260,764. Software costs represent salaries and related taxes and benefits paid to employees during the application development stage for software used internally. The property and equipment acquired in conjunction with the acquisitions were recorded on the Company's books at net book value, which approximated fair market value at the dates of acquisition. The Company records depreciation using the straight-line method over the estimated useful lives of the assets, which are as follows:

                                         ESTIMATED
CLASSIFICATION                          USEFUL LIVES
-------------------------------------   ------------
Equipment and machinery..............     5-10 years
Earth station facility...............       10 years
Software.............................      5-7 years
Furniture and fixtures...............      5-7 years
Other property.......................     3-10 years

     Leasehold improvements are amortized over the shorter of the useful life of the improvement or the life of the lease. The Company's policy is to remove the cost and accumulated depreciation of retirements from the accounts and recognize the related gain or loss upon the disposition of assets. Such gains and losses were not material for any period presented. Property and equipment recorded under capital and financing leases are included with the Company's owned assets. Amortization of assets recorded under capital leases is included in depreciation expense.

  INTANGIBLES

     In conjunction with its acquisitions in 1999 (see Note 3), the Company recorded intangible assets of approximately $1,146,000 due to the purchase prices exceeding the values of the tangible net assets acquired. After identifying the tangible assets and liabilities, the Company allocated the excess to identifiable intangible assets and the remainder to goodwill.
Allocation of the purchase price among tangible and intangible assets is performed based upon information available at the time of acquisition and is subject to adjustment for up to one year after acquisition in accordance with Accounting Principles Board ("APB") Opinion No. 16. Amortization of these costs is included in depreciation and amortization in the accompanying statements of operations. The following table summarizes the intangible assets' respective amortization periods:

                                        AMORTIZATION
CATEGORY                                   PERIOD
-------------------------------------   -------------
Acquired Customer Base...............      3-10 years
Other Intangibles....................      3-10 years
Goodwill.............................      3-30 years


  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically reviews the values assigned to long-lived assets, including property and equipment and intangibles, to determine whether any impairments have occurred in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the future cash flows expected to result from the use of the asset and its eventual disposition are estimated. Future cash flows are the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized in accordance with SFAS No. 121.

     An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. The fair value of an asset is determined using various techniques including, but not limited to, the present value of estimated expected future cash flows and fundamental analysis. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

  STOCK-BASED COMPENSATION PLANS

     The Company accounts for its stock-based compensation plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation" (Note 8), for all options granted subsequent to January 1, 1995. SFAS No. 123 defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. SFAS No. 123 requires that companies which do not choose to account for stock-based compensation as prescribed by this statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123.

  REVENUE RECOGNITION

     Revenues from telecommunications services and products and Internet access services are generally recognized when the services are provided. Invoices rendered and payments received for telecommunications services and Internet access in advance of the period when revenues are earned are recorded as deferred revenues and are recognized ratably over the period the services are provided or the term of the Internet subscription agreements, which are generally 3 to 12 months. Sales of prepaid phone calling cards are recorded as deferred revenues, and revenue is recognized as minutes are used or when the cards expire.

  ADVERTISING COSTS

     The Company expenses all advertising costs as incurred. Advertising costs were $265,291, $152,000 and $409,000, for the years ended December 31, 1997,
1998 and 1999, respectively.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet date, except that fixed assets are translated at exchange rates in effect when the assets are acquired. Revenues and expenses of foreign operations are translated at average monthly exchange rates prevailing during the year, except that depreciation and amortization charges are translated at the exchange rates in effect when the related assets are acquired.

     The national currency of Panama is the U.S. dollar. The currency of Venezuela is considered hyper-inflationary; therefore, the U.S. dollar is the functional currency. Accordingly, no foreign currency translation is required upon the consolidation of the Company's Panamanian and Venezuelan, operations. The effects of foreign currency translation on the Company's El Salvadoran, Mexican, Nicaraguan, and Costa Rican operations were not material.

  NET LOSS PER SHARE

     Effective with the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings Per Share." This standard requires the computation of basic earnings per share using only the weighted average common shares outstanding and diluted earnings per share using the weighted average common shares outstanding, adjusted for potentially dilutive instruments using either the if-converted or treasury stock method, as appropriate, if dilutive. This statement required retroactive restatement of all prior period earnings per share data presented. The adoption of this statement had no effect on the Company, as for all periods, the effect of any potentially dilutive instruments was antidilutive. Accordingly, for all periods presented, basic and diluted earnings per share are the same.

     During 1999, the Company issued Class A Senior Convertible Preferred Stock together with warrants for gross proceeds totaling $30.2 million and Class B Promissory Notes (which converted to Class B Senior Convertible Preferred Stock and warrants to purchase shares of the Company's common stock during the quarter ended December 31, 1999) for gross proceeds of $21.0 million (Note 7). Dividends and interest accrue at a rate of 12% per annum and are payable in cash or in kind, which the Company elected to pay in kind during 1999. The interest on the Class B Promissory Notes has been included as interest expense in the statement of operations. The dividends on the Class A Preferred Stock are deducted from net loss in arriving at net loss available to common stockholders for purposes of computing basic and diluted loss per share. Additionally, after assigning a value to the warrants, the resulting proceeds from the offering were assigned to the preferred stock, and the resulting value implied a per share common stock conversion ratio for the Class A Preferred Stock which was less than fair value on the date of issuance. Since the Preferred Stock was convertible at the date of issuance, the Company recorded a charge to accumulated deficit of $22,174,074 which represented the difference between the fair value of common stock on the date of issuance of the Class A Preferred Stock and the implied conversion price per share. Such charge is deducted from net loss in arriving at net loss available to common stockholders for purposes of computing basic and diluted loss per share.

                                         YEAR ENDED       YEAR ENDED       YEAR ENDED
                                        DEC. 31, 1999    DEC. 31, 1998    DEC. 31, 1997
                                        -------------    -------------    -------------
Net loss.............................   $ (38,290,855)    $ (9,147,482)   $ (11,975,858)
Beneficial conversion feature........     (22,174,074)        --               --
Preferred stock dividends............      (2,331,834)        --               --
                                        -------------    -------------    -------------
Net loss available to common
  stockholders.......................   $ (62,796,760)      (9,147,482)     (11,975,858)
                                        =============    =============    =============
Net loss per share...................   $       (1.36)    $      (0.22)   $       (0.39)
                                        =============    =============    =============
Shares used in computing net loss per
  share..............................      46,204,130       42,143,733       31,084,693
                                        =============    =============    =============

  RECENT ACCOUNTING PRONOUNCEMENTS

     In 1998, the Company was subject to the provisions of SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and related Information." SFAS No. 130 had no impact on the Company's financial statements, as it has no comprehensive income elements other than distributions to owners and returns on equity. The Company adopted SFAS No. 131 in 1998, and during 1998, the Company determined that it operated in one segment. During 1999, the Company established chief decision makers for certain of the Company's lines of business and in accordance with SFAS No. 131 has disclosed relevant segment data for 1999 (see Note 11).

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The statement establishes accounting and reporting standards for derivative instruments and transactions involving hedge accounting. The Company does not expect it to have a material impact on its financial statements.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use", which is effective for fiscal years beginning after December 15, 1998. This statement requires capitalization of certain costs of internal-use software. The Company adopted this statement during the first quarter of 1999, and it did not have a material impact on the Company's financial statements.

     In April 1998, the AICPA issued Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities," which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires entities to expense certain start-up costs and organization costs as they are incurred. The Company adopted this statement during the first quarter of 1999, and it did not have a material impact on the Company's financial statements.

3.  BUSINESS COMBINATIONS AND ACQUISITIONS

     During 1999, HTC, a California limited liability company licensed as a CLEC in California, merged with and into the Company. As consideration for the merger, the Company will issue 600,000 shares of common stock to the members of HTC upon satisfaction by the members of opening two competitive local exchange markets for the Company within 12 months of the closing date of the merger. At the same time, the Company entered into 36 month employment agreements with two of the members of HTC for the purpose of development and oversight of the Company's CLEC operations. In addition to base compensation and participation in the recently adopted Market Value Appreciation Stock Option Plan (Note 8), the agreements entitle the employees to receive options to purchase up to a total of
1.1 million shares of the Company's common stock at a strike price of $1.75, pursuant to the Pay for Performance Plan. Vesting of such options is according to a schedule, which includes a specified number of shares for opening each of eight CLEC markets for the Company. The transaction was accounted for as a purchase, and the shares issuable upon the opening of the CLEC markets will be valued at the date of issuance. The merger was not considered to be a significant business combination. Accordingly, no pro forma information is presented.

     During 1998, the Company acquired 100% of the outstanding capital stock in four companies for cash, stock, and warrants/stock rights. All of these transactions were accounted for as purchases. On June 1, 1998, the Company acquired Galatel, a distributor of prepaid calling cards, for up to $200,000 and 300,000 shares of common stock, of which $162,500 and 175,000 shares were earned. The shares have been valued at a weighted average price of $0.90 per share, the estimated fair value at the date of issuance. On July 30, 1998, the

Company acquired Pointe Communications, a Delaware corporation, for $168,000 and 590,000 warrants to purchase common stock at $1.50 for five years. The warrants have been valued at $0.49 per warrant. On August 12, 1998, the Company acquired IDTS for $150,000 and 50,000 shares of stock of which 37,589 were released in 1999. IDTS is a facilities based long distance carrier of voice, data and other types of telecommunications in the Miami, Florida market. On October 1, 1998, the Company acquired Rent-A-Line Telephone Company, LLC in a stock transaction for rights to purchase 625,000 shares at prices that range from $0.01 to $0.63 until December 31, 2000. The rights have been valued at a weighted average price of $0.44 per share. Rent-A-Line is a reseller of prepaid local telephone service. All of these transactions were accounted for as purchases and were not considered to be significant business combinations. Accordingly, no pro forma information is presented.

4.  LONG-TERM OBLIGATIONS

     Obligations consist of the following as of December 31, 1998 and 1999:

                                        DECEMBER 31,     DECEMBER 31,
                                            1998             1999
                                        -------------    -------------
18% Convertible Debentures due
  October 1, 2002....................    $    900,000     $  1,180,000
Financing Lease Obligation, net of
  discount of $306,672 and $197,049
  as of December 31, 1998 and 1999,
  respectively.......................       1,832,446        2,230,029
12% Senior Subordinated Notes due
  December 2000, net of discount of
  $39,722 and $9,722 as of December
  31, 1998 and 1999, respectively....         720,278          690,278
Notes Payable and other..............       2,941,952        4,128,584
Bridge Loans due April 1999, net of
  discount of $104,500 at December
  31, 1998...........................        --              1,895,500
Capital Lease Obligations............      11,777,590        6,171,720
                                        -------------    -------------
                                           18,172,266       16,296,111
Less current portion.................       6,038,032        6,671,360
                                        -------------    -------------
Long-term obligations................    $ 12,134,234     $  9,624,751
                                        -------------    -------------

     During  1998,  the  Company  entered  into two  promissory  notes  totaling
$2,000,000, which earned interest at 10% and became due in April 1999. In conjunction with these notes, the Company issued 760,000 warrants to purchase common stock at $1.00 per share for three years. The fair market value of these warrants was estimated to be $129,200, which has been recorded as additional paid-in capital and a discount on the notes amortized over the term of the notes. During the first quarter of 1999, one of the notes for $1,000,000 was refinanced with a $5,000,000 promissory note which earned interest at 10% and became due in November 1999. In conjunction with this note, the Company issued warrants to purchase 5,000,000 shares of common stock at $1.00 per share exercisable for eight months. The fair market value of these warrants was estimated to be $391,950, which has been recorded as additional paid-in capital and a discount on the notes amortized over the term of the notes. Also during the first quarter of 1999, the Company entered into three additional promissory notes totaling $5,000,000, which earned interest at 10% and became due in May and September 1999. In conjunction with the notes, the Company issued 1,686,667 warrants to purchase common stock at $1.00 per share exercisable for three years. The fair market value of these warrants was estimated to be $417,951, which has been recorded as additional paid-in capital and a discount on the notes amortized over the term of the notes. The Company undertook these short-term obligations in order to fund operations and network requirements in advance of a private placement of $30,000,000 of the Company's convertible preferred stock which was completed during the second quarter of 1999. All of the above notes were repaid on their respective maturities during 1999, and the 5,000,000 warrants ssued with one of the notes during the first quarter of 1999 were exercised uring the fourth quarter of 1999.

     During 1999, the Company renewed a Receivable Purchase Facility Agreement, which enables it to sell its receivables to the purchaser, up to the maximum facility amount of $600,000. Receivables are sold at 60% of book value with the additional 40% representing collateral until the receivables are paid, repurchased, or substituted with other receivables, at which time the 40% is returned to the Company. Interest accrues on the purchase amount at a rate of prime (8.5% at December 31, 1999) plus 2%, per annum until the receivables are paid, repurchased, or substituted. As of the date of this report, the Company has received $600,000 for receivables sold under this facility.

     During 1999, the Company renewed a $750,000 Promissory Note payable to a member of the Company's board of directors (Note 13), which earns interest at 10% and matures June 1, 2001. In conjunction with the promissory note, the Company issued 545,455 warrants to purchase common stock at $1.375 which are exercisable for a period of two years from issuance. The fair market value of these warrants was estimated to be $216,170, which has been recorded as additional paid-in capital and a discount on the note to be amortized over the term of the note. This note is unsecured.

     During 1999, the Company's subsidiary, Telecommute, entered into a $750,000 promissory note which earns interest at 11.5% per annum and matures at the earlier of the completion of a $20 million private placement of preferred stock in Telecommute or February 13, 2000. In connection with the promissory note, Telecommute issued warrants to purchase 19,841 shares of Telecommute stock at $3.78 per share exercisable for five years. The fair market value of these warrants was estimated to be $15,000, which has been recorded as minority interest and a discount on the notes amortized over the term of the notes.

     Also during 1998, the Company reached a settlement with Sprint over its disputed trade payable. The settlement agreement obligated the Company to pay Sprint $1,000,000, $100,000 of which was paid at the time of settlement. The remaining $900,000 was converted into a noninterest-bearing promissory note, under which the Company is obligated to pay $50,000 per month for 18 months. The balance remaining at December 31, 1998 and 1999 was $700,000 and $150,000, respectively.

     During 1997, the Company entered into a $3,000,000 sale-leaseback facility with regard to certain of its assets included in property and equipment. There were three leases drawn under the facility for a total of $3,000,000. The term of each lease is five years commencing December 1, 1997, February 1, 1998, and December 1, 1998, respectively. Lease payments are due monthly in arrears. The lease obligations are stated net of discount, which is being amortized over the term of the lease. As of December 31, 1998 and 1999, the net balance of the leases was $2,230,029 and $1,832,446, respectively. The leases include options for the Company to repurchase the equipment at the end of the lease term. In conjunction with the lease, a security agreement was signed granting the lessor a security interest in all current and future purchases (for the life of the lease) of plant and equipment, receivables, and inventory. Also, in conjunction with the lease, 450,000 shares of common stock were granted to the lessor and its agent. The Company issued a guarantee with regard to these shares stating that it would reimburse the holder of these shares for the difference between $2.33 and the average closing price of the Company's stock for the 20 trading days prior to June 30, 1998. The average closing price for this period was below $2.33 resulting in an approximate $400,000 liability of the Company, which was converted into an unsecured promissory note due June 30, 1999 earning interest at 14%. In conjunction with the promissory note, the holders received 120,000 warrants to purchase common stock at $0.78 for three years. The fair market value of these warrants was estimated to be $25,200, which has been recorded as additional paid in capital and a discount on the notes to be amortized over the term of the notes. The note was repaid at maturity.

     During 1999, the Company (and its subsidiaries) entered into capital leases with one major vendor for a total of $6.0 million. The leases generally include six months of accreted interest and 30 months of payments on a 48-month amortization schedule with a balloon payment due in the 36th month. The rates range from 7% to 14% and include options to purchase the equipment at the end of the lease period. Also, during 1998, the Company entered into five capital leases for a total value of approximately $6.2 million. The leases range from three to seven years and are payable monthly in arrears. The Company holds options to purchase the equipment at the end of the lease period for $1.00 with respect to $3.0 million, 10% with respect to $1.0 million, 15% with respect to $0.7 million, and fair market value with respect to $1.5 million.

     During 1997, the Company issued, in a private offering, $1,180,000 principal amount of 18% convertible subordinated debentures due October 1, 2002. The debentures are convertible at any time into shares of common stock at a price of $1.20 per share. Interest is payable quarterly at a rate of 18% per annum in arrears. The debentures were noncallable for a period of one year from issuance and are not secured by any assets of the Company or guaranty. As of December 31, 1999, $900,000 remained outstanding.

     During 1995 and 1996, the Company issued, in a private offering, $2,845,000 of 12% senior subordinated notes due December 31, 2000 with attached warrants which grant the purchasers of the notes the right to buy 2,244,000 shares of the Company's common stock at $2.50 in 2000. As of December 31, 1999, 176,000 of these warrants remained outstanding. Interest is payable quarterly at the rate of 12% per annum in arrears. The fair market value of the 2,244,000 warrants issued in conjunction with the notes was estimated by the Company to be $345,000 and was recorded as additional paid-in capital and a discount on the notes. The notes are stated net of discount, which is being amortized over the term of the notes. Amortization of this discount is included in the accompanying financial statements as interest expense. The notes are not secured by any assets of the Company or guaranty. During 1997, principal amounts of $2,115,000 of the senior subordinated notes were converted to common stock in the January 1997 private placement.

     At December 31, 1999, the Company had other outstanding term notes payable with varying terms and conditions in the total amount of $691,952. The portion of the total notes payable, including other notes discussed above, that will become due within the next 12 months amounted to $2,795,256 at December 31, 1999.

     The carrying value of the long-term obligations approximated market value at December 31, 1999.

     Scheduled maturities of long-term obligations, including capital and financing leases, are as follows for the years ended December 31:

                                        NOTES AND        LEASE
                                           DEBT       OBLIGATIONS        TOTAL
                                        ----------    ------------   --------------
2000.................................   $2,807,548    $  4,677,130   $    7,484,678
2001.................................      877,808       5,110,332        5,988,140
2002.................................      903,317       6,235,213        7,138,530
2003.................................        3,646         660,367          664,013
2004.................................        4,008          11,854           15,862
Thereafter...........................      131,316         --               131,316
          Total......................    4,727,643      16,694,896       21,422,539
                                        ----------    ------------   --------------
Interest.............................       --          (2,887,811)      (2,887,811)
Discounts............................     (165,413)       (197,049)        (362,462)
                                        ----------    ------------   --------------
Principal............................   $4,562,230    $ 13,610,036   $   18,172,266

5.  OTHER INCOME

     Since mid-1996, a subsidiary negotiated with Sprint Communications L.P. ("Sprint") to resolve a dispute involving Sprint's past services to the subsidiary. The Company had accrued the entire amount which Sprint claimed. During 1997, the subsidiary reached an agreement in principle with Sprint to pay $100,000 down and $50,000 per month for 18 months for a total of $1,000,000 with release of all claims against the subsidiary regarding the remaining balance. As of December 31, 1997, the disputed balance was recorded as a deferred settlement gain on the Company's balance sheet. A definitive settlement agreement was signed during the second quarter of 1998, at which time payments commenced and the Company recognized the deferred settlement gain of $2,757,132 in other income and cost of services. This is offset by approximately $232,000 for legal fees and settlement of a lawsuit with the Company's former president over certain agreements, including an executive employment agreement.

6.  MINORITY INTEREST

     The Company's subsidiary, Telecommute, completed a private placement of 2,000 shares of its $1.00 par value Series A preferred stock during 1998. The preferred stock is convertible at any time on or prior to the third anniversary date of issuance into 1,321,500 shares of Telecommute's common stock or 666,667 shares of the Company's common stock. At the same time, the purchaser also received an option to purchase 2,000 shares of Series B Preferred Stock at any time prior to August 7, 1999. The Series B shares are convertible at any time until August 7, 2001 into 528,500 shares of Telecommute or 500,000 shares of the Company's common stock. The purchaser did not exercise its option to purchase the Series B shares of Telecommute. The preferred stock is nonredeemable and nonvoting and does not pay dividends. Total proceeds received in the private placement were $2,000,000, which is recorded net of issuance costs of $18,041, as minority interest in the accompanying balance sheets. Subsequent to December 31, 1999, the preferred stock was converted into common stock of Telecommute (See Subsequent Events -- Note 15).

7.  STOCKHOLDERS' EQUITY

     The articles of incorporation provide for the issuance of 100,000,000 shares of $0.00001 par value common stock and 100,000 shares of $0.01 par value preferred stock. As of December 31, 1999, there were 10,857 shares of Class A Convertible Senior Preferred Stock and 7,264 shares of Class B Convertible Senior Preferred Stock outstanding. The $0.00001 common stock authorized for issuance represents an increase from 45,000,000 shares authorized as of December 31, 1997. The increase was approved by the Company's shareholders at a meeting on August 31, 1998. As of December 31, 1999, if all such convertible preferred stock, convertible debentures, warrants and options were converted or exercised, the Company would be obligated to issue 72,638,084 shares of common stock, however, as of December 31, 1999, the Company had only 48,305,811 shares available under the currently authorized number of shares of common stock. The board of directors has approved an increase in the number of authorized common shares to 200,000,000, such increase is subject to shareholder approval.

  COMMON STOCK

     During  1999,  the  Company  issued  shares  of  common  stock as  follows:
5,000,000 shares at $1.00 per share in conjunction with the exercise of warrants; 625,000 shares in conjunction with the exercise of rights held by the previous owners of Rent-A-Line Telephone Company LLC, which the Company purchased during 1998; 300,000 shares as consideration for the purchase of shares in the Company's subsidiary in Venezuela owned by minority shareholders; 166,666 shares in conjunction with the conversion of 18% convertible debentures; 149,319 shares in conjunction with the exercise of options; 37,589 in conjunction with the 1998 purchase of IDTS; and 75,776 in settlement of various payables.

     During 1998, the Company issued shares of common stock through various private placement offerings as follows: 9,000,000 shares at $0.50 per share, 850,000 shares at $1.00 per share and 500,000 shares at $1.30 per share for gross proceeds totaling $6,000,000. Additionally, during the year, the Company issued 500,000 shares as commission for one of the private placements, 206,250 shares in conjunction with a merger, 31,063 shares for warrant exercises at $0.70 per share, and 117,750 shares for option exercises at $1.00 per share. In conjunction with certain of the private placements, warrants to purchase additional shares of common stock were granted to the purchasers. The warrants granted the holders the right to purchase 500,000 shares at $1.25 for a period of two years, 150,000 shares at $1.50 for three years, and 600,000 shares for $3.00 for a period of three years.

     During 1997, the Company issued 5,911,664 shares of common stock at $1 per share, or $5,911,664 gross proceeds; 2,115,000 shares of common stock for conversion of senior subordinated debt; 937,865 shares of common stock for conversion of shareholder loans; 319,468 shares of common stock for conversion of other accrued liabilities; and 400,000 shares of common stock to an agent in conjunction with securing licenses to operate in two Latin American countries. All of the preceding conversions of stock for liabilities were executed at a rate of $1 of the related liability for $1 of common stock. Also, during 1997, the Company issued 2,000,000 shares of common stock for conversion of the $1,000,000 par value subordinated debenture issued to offshore investors at a rate of $.50 per share. In conjunction with the issuance of these shares, holders were granted 2,000,000 warrants to purchase the Company's common stock at $1.50 per share. In conjunction with the placement of the subordinated debenture, the Company issued 200,000 shares to the placement agent in an offshore market. In conjunction with the January 1997 private placement, certain major stockholders returned 2,500,000 shares of common stock to the Company for no consideration, and such shares were retired.

PREFERRED STOCK

  CLASS A CONVERTIBLE SENIOR PREFERRED STOCK

     During 1999, the Company completed a $30 million private placement offering of 10,080 shares of the Company's $0.01 par value Class A Convertible Senior Preferred Stock (the "Class A Preferred Stock") and warrants to purchase 10,800,000 shares of common stock. The Class A Preferred Stock has a liquidation preference of $3,000 per share. Net proceeds from this offering totaled $28.1 million and are being used to fund network expansion, repay indebtedness, and fund operations. The Class A Preferred Stock earns dividends at a rate of 12% per annum, which are cumulative and payable in either cash or shares of Class A Preferred Stock at the Company's discretion. Each share of Class A Preferred Stock is convertible at the holder's option into 2,142.85 shares of common stock (subject to adjustment for certain diluting issues) at any time while the Class A Preferred Stock remains outstanding. The Company may require the conversion of all of the Class A Preferred Stock as follows: (a) in conjunction with an offering of the Company's common stock in a firm commitment underwritten public offering at a purchase price in excess of $4.00 per common share (subject to adjustment for certain diluting issues) yielding net proceeds in excess of $30.0 million, or (b) one year after issuance if the common stock shall have been listed for trading on the New York Stock Exchange, American Stock Exchange, or the Nasdaq National Market System, and the common stock shall have traded on such exchange at a price of at least $5.00 per share (subject to adjustment for certain diluting issues) for 20 consecutive trading days and the average daily value of shares traded during that 20 day period was at least $1.0 million. On the twelfth anniversary, if the Class A Preferred Stock is still outstanding and the underlying common stock has been listed on one of the aforementioned exchanges, the Company is required to exchange the Class A Preferred Stock for common stock at a conversion price equal to the average trading price for the 20 consecutive trading days immediately prior to the exchange date. During the year, the Company issued 777 additional shares of the Class A Preferred Stock to the holders in settlement of dividends accrued.

     The warrants give the holders the right to purchase 10,800,000 shares at a price of $1.625 per share exercisable for a period of five years after the issuance date, and were valued at $11.9 million, or $1.10 per share. The warrants have been included in additional paid in capital at December 31, 1999. The Company may require exercise of the warrants if the underlying common stock has been registered with the SEC and is listed on one of the aforementioned exchanges and has traded on such exchange at a price of at least $5.00 per share (subject to adjustment for certain diluting issues) for 20 consecutive trading days. The Company is required to file a registration statement with the SEC within 120 days after closing the private offering of Class A Preferred Stock and warrants to register the shares of common stock issued or issuable upon conversion of the Class A Preferred Stock (including shares issued as dividends) and the exercise of the warrants. It has been more than 120 days since the closing, and the Company has not yet filed the registration statement. The holders of the Preferred Stock have each signed a waiver to extend the date by which the Company must file the required registration statement to the date that is 90 days after either the date of consumation of the merger with Telscape International, Inc. or the termination of the merger agreement.

     In conjunction with the issuance of the Preferred Stock, the Company evaluated whether a beneficial conversion feature existed on the date of issuance, as defined in the Emerging Issues Task Force ("EITF") 98-5. The proceeds received in conjunction with the issuance were first allocated to the $11.9 million fair value of the warrants, as calculated using the Black-Scholles model. The remaining proceeds of $18.3 million were allocated to the Preferred Stock. This amount was then compared to the fair market value of the shares underlying the Preferred Stock of $40.5 million, determined by multiplying the number of shares by the market price on the date of issuance of $1.875. The difference of $22.2 million has been recognized as a beneficial conversion feature on the Preferred Stock and recorded as a non-operating non-cash charge directly to accumulated deficit and an increase in additional paid in capital.

  CLASS B CONVERTIBLE SENIOR PREFERRED STOCK

     Also during 1999, the Company completed a $21 million private placement offering of convertible promissory notes (the "Notes"). The Notes accrue interest at 12% per annum compounded quarterly and payable in preferred stock at maturity. During the quarter ended December 31, 1999, the Notes and accrued interest automatically converted into 7,264 shares of the Company's $0.01 par value Class B Convertible Senior Preferred Stock (the "Class B Preferred Stock") and warrants to purchase 9,000,000 shares of common stock. Each share of the Class B Preferred Stock is convertible into 1,714.28 shares of common stock of the Company. Net proceeds from this offering totaled $20.8 million and are being used to fund network expansion, repay indebtedness and fund operations. The Class B Preferred Stock earns dividends at a rate of 12% per annum, which are cumulative and payable in either cash or shares of Class B Preferred Stock at the Company's discretion. The Class B Preferred Stock has a liquidation preference of $3,000 per share. The dividend and liquidation rights of the Class B Preferred Stock are PARI PASSU with the Class A Preferred Stock. Additionally, the Company may require conversion under the same conditions as the Class A Preferred Stock and if the Class B Preferred Stock is still outstanding on the twelfth anniversary from issuance, the Company is required to exchange the Preferred Stock for common stock at a conversion price equal to the average trading price for the 20 consecutive trading days immediately prior to the exchange date.

     The warrants give the holders the right to purchase 9,000,000 shares at a price of $1.89 per share exercisable for a period of five years after the issuance date. The Company may require exercise of the warrants if the underlying common stock has been registered with the SEC and is listed on one of the aforementioned exchanges and has traded on such exchange at a price of at least $5.00 per share (subject to adjustment for certain diluting issues) for 20 consecutive trading days. The Company is required to file a registration statement with the SEC within 120 days of issuance of the Class B Preferred Stock to register the shares of common stock issued or issuable upon conversion of the Class B Preferred Stock (including shares issued as dividends) and the exercise of the warrants.

     In conjunction with the issuance of the Notes, the Company evaluated whether a beneficial conversion feature existed on the date of issuance, as defined in EITF 98-5. As explained above, the Notes were convertible into Class B Preferred Stock and warrants, with an initial conversion price and exercise price of $2.16 and $2.33, respectively. In order to calculate the beneficial conversion feature the Company compared the total proceeds received with respect to the preferred stock and warrants underlying the Notes, including the proceeds to be received upon exercise of the warrants. The aggregate proceeds were determined to be $38.0 million. This amount was then compared to the fair market value of shares underlying the preferred stock and warrants of $40.4 million, determined by multiplying the number of shares by the market price on the date of issuance. This resulted in a $2.4 million beneficial conversion included as a discount to the Notes, as of the date of issuance amortized into interest expense the period from issuance to December 31, 1999. During the quarter ended December 31, 1999, the conversion price of the Class B Preferred Stock and the exercise price of the warrants both underlying the Notes were adjusted to $1.75 and $1.89, respectively, as a result of the fact that the Pensat Transaction did not close. During the quarter ended December 31, 1999 when the contingency resolved itself and the exchange and exercise prices were adjusted the company performed a similar calculation using the new terms. The aggregate proceeds were measured against the fair market value of the increased number of shares underlying the Notes multiplied by the market price at issuance. The market value was determined to be $49.9 million resulting in a discount of $11.9 million. Since the Notes converted on December 31, 1999, the entire discount has been recognized during 1999.


COMMON STOCK WARRANTS

     At December 31, 1999, the Company had outstanding warrants that gave the holders the right to purchase a total of 28,055,120 shares of common stock (including the warrants issued in conjunction with the Class A and B Preferred Stock discussed above) at prices ranging from $0.70 to $4.00 per share as summarized in the table below:

                  NUMBER OF    EXERCISE      REMAINING WEIGHTED
                   SHARES       PRICE          AVERAGE LIFE
                  ---------    ---------     -------------------
                    250,000      $0.70            1.0 years
                    120,000      $0.78            1.8 years
                  2,510,000      $1.00            2.0 years
                    166,666      $1.10            4.2 years
                    500,000      $1.25            0.4 years
                    545,454      $1.37            1.4 years
                    432,000      $1.40            4.4 years
                  2,590,000      $1.50            1.2 years
                 10,800,000      $1.63            4.4 years
                  9,000,000      $1.89            5.0 years
                    176,000      $2.25            1.0 years
                    150,000      $2.50            1.8 years
                    795,000      $3.00            1.8 years
                     20,000      $4.00            1.5 years

8.  STOCK OPTION PLANS

  1995 OPTIONS

     During 1995, the Company granted 1,250,000 stock options to certain key employees and directors. The director shares were subsequently changed to be issued under the Non-employee Director Stock Option Plan ("NEDSOP"). The exercise price of the stock options granted to the employees and directors is $0.70 per share, the estimated fair market value of the Company's common stock at the date of grant. Options generally vest ratably over four years and expire five years after becoming fully vested. As of December 31, 1999, 400,000 non-NEDSOP options issued in 1995 were still outstanding, of which 370,000 were exercisable.

  STOCK OPTION PLANS

     The Company had established three stock option plans prior to 1999: the Long-Term Stock Option Plan ("LTSOP"), the Incentive Stock Option Plan ("ISOP"), and the NEDSOP (collectively, the "Plans"); 3.0 million, 5.0 million and 2.0 million shares of common stock were authorized for issuance under each plan, respectively, by the shareholders at a special meeting held on August 31, 1998. Options are exercisable at the fair market value of the common stock (as determined by the board of directors) on the date of grant. Options generally vest ratably over four years and expire seven years after the date of grant. The plans contain various provisions pertaining to accelerated vesting in the event of significant corporate changes. During 1999, the Company established two new stock option plans: the Executive Market Value Appreciation Plan (the "Market Value Plan") and the Pay for Performance Stock Option Plan (the "Pay for Performance Plan"). The Market Value Plan and the Pay for Performance Plan authorize the issuance of 5.0 million and 2.0 million shares of common stock, respectively. Options under both plans are exercisable at the fair market value of the common stock (as determined by the Board of Directors) on the date of grant. Options granted under the Market Value Plan become vested on December 31 of each year outstanding at the rate of 5% of the options granted for each $1.00 of increase in the Company's stock price, and they become contingently vested in an equal number of shares but may not exercise until fully vested. The contingently vested options become fully vested on the following December 31 assuming the stock price is at least the same as that on the previous December 31 when they became contingently vested. Any optioned shares that have not vested after the seventh full year shall vest pro rata on December 31 of years eight, nine, and ten. Options granted pursuant to the Pay for Performance Plan become eligible for accelerated vesting based upon achievement of Company, division, and individual objectives as determined on December 31 of the year of grant. Options eligible for accelerated vesting vest ratably on three consecutive December 31 beginning in the year of grant. Optionees are eligible to vest in up to 120% of the amount granted.

     The following table summarizes the activity for each plan for each of the three years in the period ended December 31, 1999.

                                         LTSOP        ISOP        NEDSOP        PFP         MVAP
                                       ----------  -----------  ----------  -----------  -----------
Balance at December 31, 1996.........     260,002      392,000     400,000            0            0
Granted..............................     464,000    1,380,964     200,000            0            0
Forfeited............................    (120,002)    (376,500)          0            0            0
Exercised............................           0            0           0            0            0
Balance at December 31, 1997.........     604,000    1,396,464     600,000            0            0
Granted..............................           0      755,000           0            0            0
Forfeited............................           0     (603,250)          0            0            0
Exercised............................    (114,000)      (3,750)          0            0            0
Balance at December 31, 1998.........     490,000    1,544,464     600,000            0            0
Granted..............................           0      181,000           0    2,201,501    4,050,000
Forfeited............................           0     (204,390)   (100,000)           0            0
Exercised............................      (7,000)    (169,832)          0            0            0
Balance at December 31, 1999.........     483,000    1,351,242     500,000    2,201,501    4,050,000
Exercisable..........................     463,000      793,742     375,000      110,606       90,000

     In addition to the amounts under the above plans, the Company had 80,000 options outstanding as of December 31, 1999 at a price of $6.00 per share, which vest ratably over three years.

     The exercise price of the stock options granted to the employees is equal to the estimated fair market value of the Company's common stock at the date of grant. During the first quarter of 1998, the Company reestablished the exercise price of all existing employees options granted under the ISOP and LTSOP, with a strike price greater than $1.00, at $1.00 per share, which was the fair market value on the date of repricing.

  STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

     The Company accounts for its stock-based compensation related to all plans under APB 25; accordingly, no compensation expense has been recognized, as all options have been granted with an exercise price equal to the fair value of the Company's stock on the date of grant. For SFAS No. 123 pro forma purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                          1997         1998         1999
                                        ---------    ---------    ---------
Risk-free interest rate..............       5.70%        5.00%        5.00%
Expected dividend yield..............           0            0            0
Expected lives.......................   5.0 years    5.0 years    7.0 years
Expected volatility..................         64%          80%          60%

     Using these assumptions, the fair value of the stock options granted during 1997, 1998 and 1999 is $1,274,520, $685,023, and $6,829,428, respectively, which would be amortized as compensation expense over the vesting period of the options. The 1997 fair value of stock options granted was calculated using the revised price of $1 per share. Had compensation cost been determined consistent with the provisions of SFAS No. 123, the Company's net loss and pro forma net loss per share for 1997, 1998 and 1999 would have been as follows:

                                            1997             1998            1999
                                       ---------------  --------------  ---------------
Net loss:
     As reported.....................  $   (11,975,858) $   (9,147,482) $   (62,796,760)
     Pro forma.......................  $   (12,421,433) $   (9,691,957) $   (64,425,012)
Net loss per share:
     As reported.....................           $(0.39)         $(0.22)          $(1.36)
     Pro forma.......................           $(0.40)         $(0.23)          $(1.40)

     There were no issues prior to January 1, 1995 and the resulting pro forma compensation cost may not be representative of that expected in future years.

     A summary of the status of the Company's stock option plans at December 31, 1997, 1998 and 1999 and changes during the years ended December 31, 1997, 1998 and 1999 are presented in the following table:

                                        NUMBER OF     WEIGHTED AVERAGE
                                          SHARES       EXERCISE PRICE
                                       ------------   -----------------
Outstanding at December 31, 1996.....     2,432,002         $1.27
Granted..............................     2,049,964          1.06
Forfeited............................    (1,551,502)         1.05
Exercised............................             0          0.00
Outstanding at December 31, 1997.....     2,930,464         $1.22
Granted..............................       755,000          1.26
Forfeited............................      (603,250)         1.06
Exercised............................      (117,750)         1.00
Outstanding at December 31, 1998.....     2,964,464         $1.27
Granted..............................     6,632,151          1.74
Forfeited............................      (304,390)         0.96
Exercised............................      (176,832)         1.18
Outstanding at December 31, 1999.....     9,115,393         $1.62

     The following table summarizes, as of December 31, 1999, the number of options outstanding, the exercise price range, weighted average exercise price, and remaining contractual lives by year of grant:

                                                                                       WEIGHTED
                                                                      WEIGHTED          AVERAGE
                GRANT                   NUMBER OF      EXERCISE        AVERAGE         REMAINING
                YEAR                     SHARES       PRICE RANGE       PRICE      CONTRACTUAL LIFE
-------------------------------------  -----------   -------------    ---------    -----------------
1999.................................    5,445,151     $1.00-$2.25      $1.74          9.4 years
1998.................................      577,501     $1.00-$2.00      $1.20          5.1 years
1997.................................      855,000     $1.00-$1.25      $1.06          4.2 years
1996.................................      637,741     $1.00-$7.00      $1.87          3.2 years
1995.................................      600,000     $0.70-$3.50      $1.74          2.4 years

     Total stock options exercisable at December 31, 1999 were 2,282,348 at a weighted average exercise price of $1.42.

  TELECOMMUTE SOLUTIONS STOCK OPTION PLAN

     During 1998, the Company's subsidiary TeleCommute Solutions established a stock option plan, the TeleCommute Solutions Stock Option Plan ("TCS Plan"). The number of shares authorized for issuance under the TCS Plan is 600,000. Options are exercisable at the fair market value of the common stock (as determined by the board of directors of Telecommute Solutions) on the date of grant. Options generally vest ratably over three years and expire seven years after the date of grant. The plan contains various provisions pertaining to accelerated vesting in the event of significant corporate changes. A summary of the combined status of the TCS Plan at December 31, 1999 and 1998 is as follows:

                                                     WEIGHTED
                                                      AVERAGE
                                                       PRICE
                                        SHARES       PER SHARE
                                       ---------     ---------
December 31, 1997....................          0       $0.00
     Grants..........................    547,900        1.52
                                       ---------     ---------
December 31, 1998                        547,900        1.52
     Grants..........................    100,200        1.52
     Forfeitures.....................    (48,100)       1.52
                                       ---------     ---------
December 31, 1999....................    600,000       $1.52
                                       ---------     ---------

     As of December 31, 1999, 166,717 were exercisable at a price of $1.52. The weighted average remaining contractual life of options outstanding as of December 31, 1999 was 8.7 years, respectively.

     The Company has computed for pro forma disclosure purposes the value of all TCS Plan options granted during 1998 and 1999 using the Black-Scholes option Pricing model as prescribed by SFAS No. 123. The following weighted-average Assumptions were used for grants in 1998 and 1999:

                                         1999       1998
                                        -------    -------
Risk-free interest rate..............        5%         5%
Expected dividend yield..............         0          0
Expected lives.......................   3 years    3 years
Expected volatility..................       80%        80%

     The total value of TCS Plan options granted during 1998 and 1999 were completed as approximately $627,469 and $127,254, respectively, which would be amortized on a pro forma basis over the vesting period of the options. If the Company had accounted for the TCS Plan in accordance with SFAS No. 123, the Company's net loss for the years ended December 31, 1998 and 1999 would have increased by $209,000 and $230,000, respectively.

2000 STOCK OPTION PLAN

     Subsequent to year-end, TeleCommute Solutions adopted the 2000 stock option plan pursuant to which TeleCommute Solutions reserved 1,625,000 common shares for issuance. TeleCommute Solutions has granted 945,800 options at $1.52 per share pursuant to the 2000 stock option plan. Options granted pursuant to the 2000 stock option plan generally vest over 4 years from the date of grant and are exercisable for 10 years from the date of the grant.

9.  NONRECURRING CHARGE

     In March 1996, the Company purchased PDS, which engaged in the business of providing computer network integration. During 1997, in an effort to narrow the scope of the Company's product offering and to focus resources on its core competencies, the Company decided to exit the computer network integration business. As a result, the assets related to PDS, including approximately $1,889,000 of goodwill and other intangibles and $250,000 of hardware and software inventory, were written off and approximately $80,000 in severance and other related costs were accrued. The associated charges to operations are included in the nonrecurring charge to operations.

     Also during 1997, the Company was party to arbitration proceedings related to an employee terminated subject to an employment contract. The arbitrator ruled in favor of the employee and awarded approximately $300,000 plus 80,000 options to purchase the Company's stock at a price of $6.00 per share. The associated charge, including related legal fees, is included in the nonrecurring charge to operations in 1997.

10.  INCOME TAXES

     The following is a summary of the items which caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate:

                                          YEARS ENDED DECEMBER 31,
                                       -------------------------------
                                         1997       1998       1999
                                       ---------  ---------  ---------
Statutory federal tax benefit........        (34)%       (34)%       (34)%
Increase (decrease) in tax benefit
  resulting from:
     State taxes, net of Federal
     benefit.........................         (3)        (3)        (3)
     Nonrecurring charge.............          6          0          0
     Goodwill amortization...........          5          7          2
     Other...........................          1          1          2
     Valuation allowance.............         25         29         33
                                       ---------  ---------  ---------
Actual income tax benefit............          0%         0%         0%
                                       =========  =========  =========


     The sources of differences between the financial accounting and tax bases of assets and liabilities which gave rise to the net deferred tax assets are as follows:

                                        DECEMBER 31,     DECEMBER 31,
                                            1998             1999
                                        -------------    -------------
Deferred tax assets:
     Net operating loss
     carryforwards...................    $  8,166,000    $  17,861,000
     Unearned revenue................         964,000          572,000
     Accrued expenses................         385,000          200,000
     Accounts receivable.............         333,000          599,000
     Other...........................          97,000           76,000
                                        -------------    -------------
                                            9,945,000       19,308,000
                                        -------------    -------------
Deferred tax liabilities:
     Depreciation....................        (405,000)      (1,172,000)
                                        -------------    -------------
Net deferred tax assets before
  valuation allowance................       9,540,000       18,136,000
Valuation allowance..................      (9,540,000)     (18,136,000)
                                        -------------    -------------
Net deferred tax assets..............    $          0    $           0
                                        =============    =============

     The Tax Reform Act of 1986 provided for certain limitations on the utilization of net operating loss carryforwards ("NOLs") if certain events occur, such as a 50% change in ownership. The Company has had changes in ownership, and accordingly, the Company's ability to utilize the carryforwards is limited. Also, the NOLs used to affect any taxes calculated as alternative minimum tax could be significantly less than the regular tax NOLs. The NOLs will be utilized to offset taxable income generated in future years, subject to the applicable limitations and their expiration between 2006 and 2019. Since it currently cannot be determined that it is not more likely than not that the net deferred tax assets resulting from the NOLs and other temporary items will be realized, a valuation allowance for the full amount of the net deferred tax assets has been provided in the accompanying consolidated financial statements.

11.  SEGMENT INFORMATION

     Effective January 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which established revised standards for the reporting of financial and descriptive information about operating segments in financial statements. During 1998, the Company's management did not utilize segment data for making decisions and assessing performance because it provided various services over a single interconnected network. During 1999, management identified segments, changed its focus, and began using segment data in its decision-making process and for assessing performance.

     While management of the Company monitors the revenue and costs of services generated from each of the various services, operations are managed and financial performance is evaluated based on the delivery of multiple services being provided over a single network. As a result of multiple services being provided over a single network, there are many shared administrative expenses and shared assets related to the provision of various services to customers. Management believes that any allocation of the shared expenses or assets to the segments would be arbitrary and impractical. The operating segments were aggregated into reportable segments based upon such characteristics as products and services, operating methods, customers, and distribution methods. The segments include Retail Services, Wholesale/International Services, Prepaid Card Services, and Corporate and Network overhead. Retail services include local, long distance, and Internet access services provided primarily to Hispanic residential and commercial customers. Wholesale/International Services include carrier terminating services and international private line provided between the U.S. and various South and Central American countries as well as voice and data services provided within the various Latin American countries listed above. Prepaid Card services include the sale of both "on-net" (calls carried on the Company's network) and "off-net" (calls carried on other Companies networks) prepaid calling cards. Corporate and Network includes corporate and network overhead including finance and accounting, human resources, legal, information technology, LAN administration, and engineering overhead. Intersegment sales and transfers occur as segments utilize carrier capacity of other segments. Intersegment transactions are accounted for on the same basis as transactions with third parties.

     Revenues and cost of services by service and product offering for the year ended December 31, 1999 are as follows:

                                                                         WHOLESALE/
                                          PREPAID CARD      RETAIL      INTERNATIONAL               CORPORATE &
                                            SERVICES       SERVICES       SERVICES        OTHER       NETWORK         TOTAL
                                          ------------   ------------   ------------   -----------  ------------   ------------
Revenues................................   $40,880,125    $4,463,032     $4,894,286    $ 1,687,477            0     $51,924,920
Cost of revenues........................   38,251,567      3,896,820      6,588,630      1,392,603            0     50,129,620
                                          ------------   ------------   ------------   -----------  ------------   ------------
    Gross Margin........................    2,628,558        566,212     (1,694,344)       294,874            0      1,795,300
SG&A....................................    3,917,923      2,875,029      4,080,209      3,239,587    5,162,051     19,274,799

12.  COMMITMENTS AND CONTINGENCIES

  LEASES

     During 1998 and 1999, the Company entered into approximately $6.2 and $6.0 million in capital and financing leases related to the acquisition of machinery and equipment (see Note 4 for a discussion of the transactions as well as a table of future minimum lease payments related to the leases). As of December
31, 1999, the Company is also in receipt of approximately $8 million of additional equipment which has not been recorded as assets or liabilities in the accompanying balance sheet. Although management has disputed the receipt of the equipment, no assurance can be given that management will be able to return the equipment. Operating lease expenses primarily relate to the lease of office space and equipment and include leases with affiliates. Rents charged to expense were approximately $680,000, $832,000 and $1,461,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

     At December 31, 1999, future minimum lease payments under noncancelable operating leases with initial remaining terms of more than one year are as follows for the years ended December 31:

2000....................................  $  1,267,842
2001....................................       871,929
2002....................................       566,637
2003....................................       407,107
2004....................................       358,717
Thereafter..............................       680,501
                                          ------------
     Total..............................  $  4,152,733
                                          ============

     In August 1999, Pointe entered into an employment agreement with the president of U.S. CLEC operations and a key employee for a period of three years. Under the agreements, they will receive annual salaries of $140,000 and $125,000, respectively, and are eligible for bonuses of up to 50% of annual salary based upon performance. In addition, they were granted options under the Executive Market Value Appreciation Plan to purchase up to 350,000 and 250,000 shares of common stock, respectively, at $1.75 per share. Additionally, they were each granted options to purchase 550,000 shares of common stock under the Pay For Performance Plan. The options become vested according to a schedule which includes 50,000 to 100,000 shares for opening each of eight CLEC markets over three years. An open market is defined as one which generates a minimum of $25,000 gross monthly income.

     During the quarter ended December 31, 1999, the Company entered into a Global Purchase Agreement with an equipment vendor to purchase an aggregate of $30.0 million of telecommunications equipment over a 36 month period. The equipment pricing is based upon the Company fulfilling its $30.0 million commitment. If the Company does not meet its purchase commitment over 36 months, the vendor may invoice the Company for the price differential between the original price (I.E., based upon fulfilling the entire commitment) and the applicable pricing tier. There are three pricing tiers with descending prices based upon the actual aggregate purchases as follows: Tier 1 -- $0 to $10.0 million; Tier 2 -- $10.0 million to $20.0 million; and Tier 3 -- $20.0 to $30.0 million. The Company has purchased approximately $4.6 million from the vendor.

  LITIGATION

     The Company is subject to litigation related to matters arising in the normal course of business. Management is not aware of any asserted or pending litigation or claims against the Company that would have a material adverse effect on the results of operations or liquidity.

13.  TRANSACTIONS WITH AFFILIATES

     During 1998, the Company entered into various equity and debt private placements with officers and directors. During the first quarter, the chairman of the board of directors and another director purchased 3,400,000 and 600,000 shares of stock for $1,700,000 and $300,000, respectively. During the second quarter, the Company issued a promissory note to a director for $750,000, which is noninterest bearing and matures on June 1, 1999. In conjunction with the promissory note, the Company issued 545,455 warrants to purchase common stock at $1.375 exercisable for a period of one year from issuance. The note and the warrants were extended in May 1999 and now are due and expire, respectively, on June 1, 2001.

     During the third quarter of 1998, the Company issued a promissory note to Peachtree Capital Corporation, a company affiliated with the chairman, and a director, for $150,000 payable on demand. The note was repaid on March 15, 1999. Also during the third quarter of 1998, an executive officer purchased 100,000 shares of common stock and warrants to purchase 100,000 shares of common stock at $3.00 per share for gross proceeds of $100,000. During the fourth quarter of 1998, the Company issued a $1 million promissory note to Cordova Capital Partners LP -- Enhanced Appreciation, which is an entity affiliated with a director. In conjunction with the notes, the Company issued 380,000 warrants to purchase common stock at $1.00 per share. Also, during the fourth quarter of 1998, the Company acquired Rent-A-Line, a portion of which was owned by an executive officer at the time of acquisition. The executive officer received the right to convert a $38,150 promissory note, owed by Rent-A-Line, into 77,243 shares of Pointe common stock as consideration for his ownership of Rent-A-Line. Further during the fourth quarter of 1998, the Chairman of the Company's Board of Directors and an executive officer pledged shares of their Company common stock as collateral for the $2.0 million bridge loans entered into during the same quarter.

     During the first quarter of 1999, the Company issued a $2 million promissory note to First Southeastern Corp., which is an entity affiliated with the chairman. In conjunction with the notes, the Company issued 380,000 warrants to purchase common stock at $1.00 per share. Also during the first quarter of 1999, the Company entered into a consulting contract with Multielectronica CYRF C.A., a Venezuelan company whose affiliates include two executive officers of the Company. Under the agreement, the Company is obligated to pay $37,000 per month plus related expenses for the services of the two executive officers and two engineers. The term of the contact is one year commencing March 15, 1999. The agreement automatically renews unless written notice of termination is given by either party 30 days prior to the end of the initial term.

     During 1997, the Company entered into a five year operating lease of earth station equipment located in Panama, Costa Rica and Nicaragua. There are two lessors, one of which is a company whose principal shareholder is the Chairman of the Company's board of directors, and the other is a director. The lease obligations total approximately $70,000 per annum. In conjunction with the lease, the Company issued 195,000 warrants, which grant the holders the right to purchase shares of the Company's common stock at a price of $3.00 per share.

     During 1998 and 1999, a company affiliated with an executive officer of the Company conducted business with the Company as a distributor of prepaid calling cards. The affiliated company distributed a total of $523,026 and $602,382 of prepaid cards during 1998 and 1999, respectively. Also during 1998 and 1999, the Company provided loans to certain of its officers and key employees in the amount of $254,770.

14.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The  following  table  summarizes  the  Company's   quarterly   results  of
operations for 1997, 1998 and 1999:

1997 QUARTERS                                 FIRST           SECOND          THIRD           FOURTH
----------------------------------------  --------------  --------------  --------------  --------------
Revenues................................  $    2,749,355  $    3,321,055  $    3,197,172  $    3,683,840
Operating Loss..........................      (2,156,847)     (1,778,036)     (1,516,171)     (5,802,095)
Net Loss................................      (2,540,621)     (1,857,555)     (1,405,009)     (6,172,673)
Net Loss Per Share......................          ($0.09)         ($0.06)         ($0.04)         ($0.18)

1998 QUARTERS                                 FIRST           SECOND          THIRD           FOURTH
----------------------------------------  --------------  --------------  --------------  --------------
Revenues................................  $    4,098,866  $    5,275,304  $    9,008,987  $    9,237,045
Operating Loss..........................      (2,061,633)     (1,360,892)     (1,521,831)     (4,067,121)
Net Loss................................      (2,322,700)          7,975      (1,835,418)     (4,997,339)
Net Loss Per Share......................          ($0.06)          $0.00          ($0.04)         ($0.11)

1999 QUARTERS                                 FIRST           SECOND          THIRD           FOURTH
----------------------------------------  --------------  --------------  --------------  --------------
Revenues................................  $   11,553,526  $   13,154,066  $   12,965,451  $   14,251,878
Operating Loss..........................      (2,572,601)     (3,919,793)     (5,518,186)     (9,946,210)
Net Loss................................      (3,659,039)     (5,457,412)     (6,536,122)(1) (22,638,282)
Net Loss Per Share......................          ($0.08)         ($0.65)(1)      ($0.16)(1)      ($0.44)

------------

(1) Amounts as restated for the quarters ended June 30, 1999 and September 30, 1999. The Company recorded certain adjustments to more accurately state the fiscal 1999 interim financial statements. These adjustments related to the recording of beneficial conversion charges related to the issuance of the Class A Preferred Stock and Class B Notes.

15.  SUBSEQUENT EVENTS

     Subsequent to year-end the Company agreed to merge with Telscape in an all-stock transaction in which each share of Pointe will be exchanged for
0.224215 shares of Telscape common stock. The surviving company will trade under the ticker symbol "TSCP" on the NASDAQ National Market System. The board of directors of both companies have agreed to the merger; however, the closing is subject to shareholder approval and certain other conditions precedent, such as Securities Exchange Commission and regulatory approval. Telscape is an integrated communications provider, which operates in the U.S., Mexico and other Latin American countries. During 1998, Telscape's subsidiary, Telereunion S.A. de C.V. received a 30 year facilities-based carrier license from the Mexican government to construct and operate a network to carry long distance voice and data traffic.

     In  conjunction  with the merger  agreement,  the Company  executed a $10.0 million  convertible  promissory  note  with  Telscape  to  evidence  Telscape's obligation to repay the Company by June 30, 2000. This note replaces the promissory note entered into with Telscape during the fourth quarter of 1999, under which the Company advanced Telscape $1.5 million. The excess of $8.5 million over the $1.5 million previously advanced was placed in escrow for Telscape. As of March 30, 2000, $2.8 million remained in escrow. If Telscape fails to make principle or interest payments when due, fails to comply with the note, becomes insolvent or is in bankruptcy, or the merger agreement with Pointe is terminated, Telscape will be in default and the Company may demand full payment. Additionally, the note is convertible at the Company's option into 100,000 shares of Class C preferred stock and warrants to purchase 500,000 shares of Telscape common stock at $7.00 per share. Each share of Class C preferred stock is convertible into 12.195 shares of Telscape common stock.

     Also subsequent to year end, the Company's subsidiary, Telecommute Solutions, Inc. completed a private placement of $19.0 million of voting Series B convertible preferred stock and the holders of Series A Convertible Preferred Stock in Telecommute converted their preferred stock into common stock of Telecommute. As a result, the Company's voting interest in Telecommute was reduced from 100% to approximately 23%. Beginning with the first quarter of 2000, the Company will account for its investment in Telecommute using the equity method of accounting.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
             AS OF MARCH 31, 2000 (UNAUDITED) AND DECEMBER 31, 1999

                                         MARCH 31,       DECEMBER 31,
                                           2000              1999
                                        -----------      ------------
                                        (UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents............   $ 5,771,920      $ 21,219,684
Restricted cash......................       184,000           542,913
Accounts receivable, net of allowance
  for doubtful accounts of $1,541,414
  and $1,508,458, respectively.......     3,339,120         3,639,378
Notes receivable, net................    11,215,859         2,270,750
Inventory, net.......................     1,948,013         1,742,543
Prepaid expenses and other...........       818,685           629,787
                                        -----------      ------------
     Total current assets............    23,277,596        30,045,055
                                        -----------      ------------
PROPERTY AND EQUIPMENT, at cost:
Equipment and machinery..............    19,895,274        23,090,486
Earth station facility...............     1,475,124         1,471,822
Software.............................     2,136,207         2,176,944
Furniture and fixtures...............     1,553,075         1,257,666
Other................................     2,137,009         1,695,861
Construction in progress.............    11,411,900         1,452,303
                                        -----------      ------------
                                         38,608,589        31,145,082
Accumulated depreciation and
  amortization.......................    (7,273,976)       (6,827,740)
                                        -----------      ------------
     Propertyy and equipment, net....    31,334,613        24,317,342
                                        -----------      ------------
OTHER ASSETS:
Goodwill, net of accumulated
  amortization of $1,544,360 and
  $2,190,266, respectively...........    17,076,997        17,237,653
Acquired customer bases, net of
  accumulated amortization of
  $969,182 and $1,131,507,
  respectively.......................       858,561           890,271
Other intangibles, net of accumulated
  amortization of $1,184,062 and
  $1,946,521, respectively...........     1,576,599         1,723,225
Other................................     2,481,349         2,676,217
                                        -----------      ------------
     Total other assets..............    21,993,505        22,527,366
                                        -----------      ------------
     TOTAL ASSETS....................   $76,605,714      $ 76,889,763
                                        ===========      ============

           The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Balance Sheets

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
             AS OF MARCH 31, 2000 (UNAUDITED) AND DECEMBER 31, 1999

                                          MARCH 31,        DECEMBER 31,
                                            2000               1999
                                        -------------      ------------
                                         (UNAUDITED)
CURRENT LIABILITIES:
Current portion of notes payable.....   $   1,349,739      $  2,795,256
Current portion of lease
  obligations........................       2,345,864         3,242,776
Accounts payable.....................      14,798,555         6,233,914
Accrued liabilities..................       5,495,745         6,132,570
Unearned revenue.....................       1,526,097         1,514,329
                                        -------------      ------------
     Total current liabilities.......      25,516,000        19,918,845
                                        -------------      ------------
LONG-TERM LIABILITIES:
Capital and financing lease
  obligations........................       7,996,360        10,367,260
Convertible debentures...............         900,000           900,000
Notes payable and other long-term
  obligations........................         888,267           866,974
                                        -------------      ------------
     Total long-term liabilities.....       9,784,627        12,134,234
                                        -------------      ------------
MINORITY INTEREST....................        --               2,014,959
                                        -------------      ------------
STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value;
  100,000 shares authorized, 0 and
  18,121 shares issued and
  outstanding, respectively..........             187               181
Common stock, $0.00001 par value;
  100,000,000 shares authorized;
  45,339,839 and 52,152,426 shares
  issued and outstanding,
  respectively.......................             521               517
Additional paid-in-capital...........     142,644,169       136,370,654
Accumulated deficit..................    (101,339,791)      (93,549,626)
                                        -------------      ------------
     Total stockholders' equity......      41,305,086        42,821,726
                                        -------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.............................   $  76,605,714      $ 76,889,763
                                        =============      ============

           The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Balance Sheets.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                  (UNAUDITED)

                                         THREE MONTHS       THREE MONTHS
                                             ENDED              ENDED
                                        MARCH 31, 2000     MARCH 31, 1999
                                        ---------------    ---------------
                                          (UNAUDITED)        (UNAUDITED)
REVENUES:
     Communications services and
       products......................     $13,761,470        $10,933,887
     Internet connection services....         471,602            619,639
                                        ---------------    ---------------
          Total revenues.............      14,233,072         11,553,526
                                        ---------------    ---------------
COSTS AND EXPENSES:
     Cost of services and products...      13,553,852         10,247,028
     Selling, general, and
       administrative expenses.......       5,757,838          2,833,152
     Depreciation and amortization...       1,153,841          1,045,947
                                        ---------------    ---------------
          Total costs and expenses...      20,465,531         14,126,127
                                        ---------------    ---------------
OPERATING LOSS.......................      (6,232,459)        (2,572,601)
                                        ---------------    ---------------
INTEREST EXPENSE, net................          64,286         (1,086,438)
OTHER (EXPENSE) INCOME...............        --                 --
                                        ---------------    ---------------
NET LOSS BEFORE INCOME TAXES.........      (6,168,173)        (3,659,039)
INCOME TAX BENEFIT...................        --                 --
                                        ---------------    ---------------
NET LOSS.............................     $(6,168,173)       $(3,659,039)
                                        ===============    ===============
NET LOSS PER SHARE --
     BASIC AND DILUTED...............     $     (0.15)       $     (0.08)
                                        ===============    ===============
SHARES USED IN COMPUTING NET LOSS PER
  SHARE..............................      51,841,344         45,343,348
                                        ===============    ===============

           The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Statements.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                  (UNAUDITED)

                                         THREE MONTHS       THREE MONTHS
                                             ENDED              ENDED
                                        MARCH 31, 2000     MARCH 31, 1999
                                        ---------------    ---------------
                                          (UNAUDITED)        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................     $(6,168,173)       $(3,659,039)
  Adjustments to reconcile net loss
     to net cash used in operating
     activities:
     Depreciation and amortization...       1,153,841          1,045,947
     Bad debt expense................          76,329             58,894
     Amortization of discounts on
       debt and lease obligations....          79,693            525,479
     Non-cash stock compensation.....         516,942           --
     Changes in operating assets and
       liabilities:
       Accounts receivable, net......         (73,004)           211,874
       Notes receivable..............      (8,945,109)           (64,658)
       Inventory.....................        (250,491)          (591,338)
       Prepaid expenses..............        (202,853)           (72,452)
       Other assets..................          60,388           (522,996)
       Accounts payable, accrued, and
          other liabilities..........       8,299,691            225,587
       Unearned revenue..............          11,768           (793,371)
                                        ---------------    ---------------
          Total adjustments..........         727,195             22,966
                                        ---------------    ---------------
          Net cash used in operating
             activities..............      (5,440,978)        (3,636,073)
                                        ---------------    ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and
     equipment.......................     (11,975,662)        (2,106,781)
  Restricted cash....................         358,913           (163,900)
  Repayment of intercompany debt by
     deconsolidated subsidiary.......       1,909,596           --
  Reduction in cash due to
     deconsolidation of subsidiary,
     net.............................         (48,968)          --
                                        ---------------    ---------------
          Net cash used in investing
             activities..............      (9,756,121)        (2,270,681)
                                        ---------------    ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of warrants
     and options.....................         429,763           --
  Repayment of lease obligations.....        --                 (101,671)
  (Repayment of)/Proceeds from leases
     and notes payable, net..........        (680,429)         7,524,420
                                        ---------------    ---------------
          Net cash provided by
             financing activities....        (250,666)         7,422,748
(DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS........................     (15,447,765)         1,515,995
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................      21,219,684          1,255,199
                                        ---------------    ---------------
CASH AND CASH EQUIVALENTS AT END OF
  QUARTER............................     $ 5,771,920        $ 2,771,194
                                        ===============    ===============
Supplemental Disclosures:
  Cash paid for interest.............     $   391,926        $   552,883
  Cash paid for income taxes.........        --                 --

           The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Statements.

                       POINTE COMMUNICATIONS CORPORATION
                    CONDENSED NOTES TO FINANCIAL STATEMENTS
                            MARCH 31, 2000 AND 1999

     1. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to Rule 10-01 of Regulation S-X of the Securities and Exchange Commission ("SEC"). The accompanying unaudited condensed consolidated financial statements reflect, in the opinion of management, all adjustments necessary to achieve a fair statement of financial position and results for the interim periods presented. All such adjustments are of a normal recurring nature. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

     2. Certain amounts in the prior period financial statements have been reclassified to conform to the current year presentation.

     3. Basic net loss per share is computed using the weighted average number of shares outstanding. Diluted net loss per share is computed using the weighted average number of shares outstanding, adjusted for common stock equivalents, when dilutive. For the periods presented, the effect of common stock equivalents was antidilutive, as a result, basic and diluted net loss per share are the same. The following table has been added to reconcile Net income/(loss) to Net income/(loss) available to common stockholders. The difference represents payment of dividends issued on Class A and B Senior Convertible Preferred Stock ("Preferred Stock") during the quarter. The dividends were paid with additional shares of Preferred Stock.

                                         THREE MONTHS       THREE MONTHS
                                             ENDED              ENDED
                                        MARCH 31, 2000     MARCH 31, 1999
                                        ---------------    ---------------
Net income/(loss)....................     $(6,168,173)       $(3,659,039)
Preferred stock dividend.............      (1,621,992)          --
                                        ---------------    ---------------
Net income/(loss) available for
  common stockholders................     $(7,790,165)       $(3,659,039)
                                        ===============    ===============
Net loss per share...................     $     (0.15)       $     (0.08)
                                        ===============    ===============
Shares used in computing net loss per
  share..............................      51,841,344         45,343,348
                                        ===============    ===============

     4. There was no provision for or cash payment of income taxes for the three months ended March 31, 2000 and 1999, respectively, as the Company had net taxable losses for 1999 and anticipates a net taxable loss for the year ended December 31, 2000.

     5. During the quarter ended March 31, 2000, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with Telscape International, Inc. ("Telscape") in an all-stock transaction in which each share of PointeCom will be exchanged for 0.223514 shares of Telscape common stock. The merger is expected to close in the second quarter of 2000. Pointe will be viewed as the acquiror for accounting purposes. The following table presents the unaudited pro forma consolidated results of operations of the Company as though the merger took place on January 1, 1999:

                                                               THREE MONTHS
                                            YEAR ENDED             ENDED
                                        DECEMBER 31, 2000     MARCH 31, 2000
                                        ------------------    ---------------
Revenues.............................      $    157,088         $    37,457
                                        ==================    ===============
Net loss from continuing
operations...........................      $   (123,166)        $   (18,165)
                                        ==================    ===============
Net loss per share from continuing
  operations, basic and diluted......      $      (6.74)        $     (0.92)
                                        ==================    ===============

     The pro forma financial information does not purport to represent what the consolidated results of operations would have been if the Acquisitions had in fact occurred on these dates, nor does it purport to indicate our future consolidated financial position or future consolidated results of operations. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable.

     In  conjunction  with the Merger  Agreement,  the Company  executed a $10.0 million convertible promissory note with Telscape to evidence Telscape's obligation to repay the Company by June 30, 2000. This note replaces the promissory note entered into with Telscape during the fourth quarter of 1999, under which the Company advanced Telscape $1.5 million. The excess of $8.5 million over the $1.5 million previously advanced was placed in escrow for Telscape. As of March 31, 2000, $2.3 million remained in escrow. If Telscape fails to make principle or interest payments when due, fails to comply with the note, becomes insolvent or is in bankruptcy, or the Merger Agreement with the Company is terminated Telscape will be in default and the Company may demand full payment. Additionally, the note is convertible at the Company's option into 100,000 shares of Class C preferred stock and warrants to purchase 500,000 shares of Telscape common stock at $7.00 per share. Each share of Class C preferred stock is convertible into 12.195 shares of Telscape common stock.

     6. During the quarter ended March 31, 2000, the Company's subsidiary Telecommute Solutions Inc. ("TCS") completed a private placement of its Series B Convertible Preferred Stock for gross proceeds totaling approximately $19 million. The preferred stock is convertible into shares of TCS common stock and votes with common stockholders on an as converted basis. Upon issuance of the Series B Preferred Stock, the TCS Series A convertible non-voting preferred stockholders converted their stock into TCS common stock. As a result of these transactions the Company's ownership of TCS was reduced from 100% to approximately 23%. Therefore, TCS is no longer a consolidated subsidiary and the Company will account for its ownership using the equity method. As of the date of deconsolidation, TCS's cumulative losses exceeded the Company's investment. Therefore, the investment account was a credit balance of approximately $3.5 million, which has been reclassed to additional paid in capital along with the minority interest related to the Class A preferred stock of approximately $2.0 million, in accordance with Staff Accounting Bulletin No. 51. TCS is in a net loss position and after the entries above, the Company's basis in the TCS investment is $0, therefore, no income/loss has been recognized during the first quarter.

     7. Effective January 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which established revised standards for the reporting of financial and descriptive information about operating segments in financial statements. During 1998, the Company's management did not utilize segment data for making decisions and assessing performance because it provided various services over a single interconnected network. During 1999, management identified segments, changed its focus, and began using segment data in its decision-making process and for assessing performance.

     While management of the Company monitors the revenue and costs of services generated from each of the various services, operations are managed and financial performance is evaluated based on the delivery of multiple services provided over a single network. As a result of multiple services being provided over a single network, there are many shared administrative expenses and shared assets related to the provision of various services to customers. Management believes that any allocation of the shared expenses or assets to the segments would be arbitrary and impractical. The operating segments were aggregated into reportable segments based upon such characteristics as products and services, operating methods, customers, and distribution methods. The segments include Retail Services, Wholesale/International Services, Prepaid Calling Card Services, and Corporate and Network overhead. Retail services include local, long distance, and Internet access services provided primarily to Hispanic residential and commercial customers. Wholesale/International Services include carrier terminating services and International private line provided between the US and various South and Central American countries as well as voice and data services provided within various Latin American countries. Prepaid Calling Card services include the sale of both "on-net" (calls carried on the Company's network) and "off-net" (calls carried on other Companies networks) prepaid calling cards. Corporate and Network includes corporate and network overhead including finance and accounting, human resources, legal, information technology, lan administration, and engineering overhead. Intersegment sales and transfers occur as segments utilize carrier capacity of other segments. Intersegment transactions are accounted for on the same basis as transactions with third parties.

     Revenues, cost of services and selling general and administrative expenses for each segment for the quarter ended March 31, 2000 are as follows:

                                          PREPAID                      WHOLESALE/
                                           CARD          RETAIL      INTERNATIONAL                 CORPORATE &
                                         SERVICES       SERVICES        SERVICES        OTHER        NETWORK          TOTAL
                                        -----------    ----------    --------------   ----------   ------------   --------------
Revenues.............................   $10,872,743    $1,162,236      $2,068,826     $  129,268    $  --         $   14,233,073
Cost of revenues.....................     9,784,822     1,084,861       2,552,318        131,852       --             13,553,853
                                        -----------    ----------    --------------   ----------   ------------   --------------
Gross Margin.........................     1,087,921        77,375        (483,492)        (2,584)      --                679,220
SG&A.................................     1,212,359     1,703,153         663,985        395,484     1,782,858         5,757,839

     Revenues, cost of services and selling general and administrative expenses for each segment for the quarter ended March 31, 1999 are as follows:

                                          PREPAID                      WHOLESALE/
                                           CARD          RETAIL      INTERNATIONAL                 CORPORATE &
                                         SERVICES       SERVICES        SERVICES        OTHER        NETWORK          TOTAL
                                        -----------    ----------    --------------   ----------   ------------   --------------
Revenues.............................   $ 8,989,363    $1,009,435      $1,162,094     $  392,634    $  --         $   11,553,526
Cost of revenues.....................     8,248,607       724,923       1,000,409        273,089       --             10,247,028
                                        -----------    ----------    --------------   ----------   ------------   --------------
Gross Margin.........................       740,756       284,512         161,685        119,545       --              1,306,498
SG&A.................................       663,289       360,985         636,571        520,688       651,619         2,833,152


     8. During the first quarter of 1999, the Company issued 400,416 shares of common stock in conjunction with the exercise of employee stock options. Certain of the options were issued in cashless exercise transactions in which the Company withheld from the issuance the number of shares which market value was equal to the aggregate exercise price of the options exercised. In conjunction with these cashless exercises, the Company recognized $264,524 in compensation expense. Additionally, the Company recognized compensation expense with regard to variable options in the amount of $252,418, which represents the appreciation in market price over the exercise price amortized over the vesting period of the options. Also during the quarter, the Company issued 57,821 shares of common stock in conjunction with the exercise of warrants.

                    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated balance sheet of Telscape as of March 31, 2000 and unaudited pro forma condensed consolidated statement of operations of Telscape three months ended March 31, 2000 and for the year ended December 31, 1999 illustrate the effect of the merger with Pointe, including the investment in TCS, and additional transactions as described in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. The unaudited pro forma condensed consolidated balance sheet assumes that the merger with Pointe and the additional transactions had been completed as of March 31, 2000 and the unaudited pro forma condensed consolidated statement of operations assume that the merger with Pointe and the additional transactions were completed as of January 1, 1999, except as discussed in notes
(a) and (d).

     Under the terms of the transaction, the holders of Pointe common stock will receive 0.223514 shares of Telscape common stock for each Pointe share. Based on the exchange ratio, Pointe shareholders will obtain a majority of the voting interest of the combined company. It is therefore anticipated that the merger will be accounted for as a purchase business combination with Pointe as the acquiror.

     The unaudited pro forma condensed consolidated balance sheet and statement of operations do not purport to represent what the financial position or results of operations actually would have been if the merger and the transactions described in the notes had occurred as of such date or what such results will be for any future periods.

     The unaudited pro forma condensed consolidated financial statements are derived from the historical financial statements of Telscape and Pointe and the assumptions and adjustments described in the accompanying notes. Telscape and Pointe believe that all adjustments necessary to present fairly such unaudited financial information have been made. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and the accompanying notes thereto of Telscape and Pointe appearing elsewhere in the Proxy Statement/Prospectus. The unaudited pro forma condensed consolidated financial statements do not reflect any cost savings or other economic efficiencies resulting from the merger.

     The pro forma combined income tax benefit may not represent the amount that would have resulted had Pointe and Telscape filed consolidated income tax returns during the periods presented.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2000
                                 (IN THOUSANDS)

               Assets                   TELSCAPE     POINTE      ADJUSTMENTS      PRO FORMA
-------------------------------------   --------    ---------    -----------      ---------
Current assets:
    Cash.............................   $  2,848    $   5,772     $   29,575(a)   $  36,695
                                                                      (1,500)(c)
    Restricted cash..................      --             184        --                 184
    Accounts receivable..............     13,340       14,555         (7,719)(c)     20,176
    Inventory........................      2,948        1,948        --               4,896
    Other current assets.............      6,756          819        --               7,575
                                        --------    ---------    -----------      ---------
         Total current assets........     25,892       23,278         20,356         69,526
                                        --------    ---------    -----------      ---------
Property, net........................     63,330       31,335        --              94,665
Other assets:
    Intangibles......................     31,737       19,512        179,519(c)     230,768
    Other............................      8,606        2,481        --              11,087
                                        --------    ---------    -----------      ---------
             Total assets............   $129,565    $  76,606     $  199,875      $ 406,046
                                        ========    =========    ===========      =========
Liabilities and Stockholders' Equity
Current liabilities:
    Current portion of debt and
      capital lease obligations......   $ 17,718    $   3,696     $   (7,719)(c)  $  13,695
    Accounts payable.................     47,954       14,799        (16,057)(d)     46,696
    Accrued liabilities..............     16,283        5,495        --              21,778
    Deferred revenue.................      --           1,526        --               1,526
                                        --------    ---------    -----------      ---------
         Total current liabilities...     81,955       25,516        (23,776)        83,695
                                        --------    ---------    -----------      ---------
Long term portion of debt and capital
  lease obligations..................     26,573        9,785         (2,000)(a)     50,415
                                                                      16,057(d)
Minority interest....................          5       --            --                   5
Stockholders' equity:
    Preferred stock..................      --          --            --              --
    Common stock.....................          8            1             11(c)          20
    Additional paid in capital.......     52,907      142,644         60,846(a)     403,250
                                                                     146,853(c)
    Accumulated deficit..............    (31,155)    (101,340)       (29,271)(a)   (130,611)
                                                                      31,155(c)
    Treasury stock...................       (480)      --            --                (480)
    Subscriptions receivable.........       (248)      --            --                (248)
                                        --------    ---------    -----------      ---------
         Total stockholders'
           equity....................     21,032       41,305        209,594        271,931
                                        --------    ---------    -----------      ---------
             Total liabilities and
               stockholders'
               equity................   $129,565    $  76,606     $  199,875      $ 406,046
                                        ========    =========    ===========      =========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                 (IN THOUSANDS)

                                        TELSCAPE    POINTE     ADJUSTMENTS      PRO FORMA
                                        --------    -------    -----------      ---------
Revenues.............................   $ 23,224    $14,233      $--            $  37,457
Operating Expenses:
Cost of revenue......................     19,868     13,554       --               33,422
Selling, general and
  administrative.....................      6,832      5,758       --               12,590
Depreciation and amortization........      1,562      1,153        2,992(c)         5,707
                                        --------    -------    -----------      ---------
     Total operating costs...........     28,262     20,465        2,992           51,719
                                        --------    -------    -----------      ---------
Operating loss.......................     (5,038)    (6,232)      (2,992)         (14,262)
                                        --------    -------    -----------      ---------
Other (income) expense:
Interest (income) expense, net.......      1,084        (64)      --                1,020
Other, net...........................       (136)     --          --                 (136)
                                        --------    -------    -----------      ---------
     Total other expense.............        948        (64)      --                  884
                                        --------    -------    -----------      ---------
Net loss before minority interest and
  income taxes.......................     (5,986)    (6,168)      (2,992)         (15,146)
Income tax expense...................       (192)     --          --                 (192)
                                        --------    -------    -----------      ---------
Net loss before minority interest....     (6,178)    (6,168)      (2,992)         (15,338)
Minority interest....................         (5)     --          --                   (5)
                                        --------    -------    -----------      ---------
Net loss from continuing
  operations.........................     (6,183)    (6,168)      (2,992)         (15,343)
Preferred Stock dividends and
  beneficial conversion issuances....      --        (1,622)      (1,200)(a)       (2,822)
                                        --------    -------    -----------      ---------
Net loss from continuing operations
  attributable to common
  stockholders.......................   $ (6,183)   $(7,790)     $(4,192)       $ (18,165)
                                        ========    =======    ===========      =========
Net loss from continuing operations
  per share -- basic and diluted.....   $  (0.77)   $ (0.15)                    $   (0.92)
                                        ========    =======    ===========      =========
Weighted average common shares.......      8,010     51,841      (40,165)(c)       19,686
                                        ========    =======    ===========      =========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                        TELSCAPE      POINTE     TELECOMMUTE(B)    ADJUSTMENTS     PRO FORMA
                                       ----------    --------    ---------------   ------------    ----------
Revenues.............................   $ 106,833    $ 51,925       $  (1,670)       $ --          $  157,088
Operating expenses:
     Cost of revenue.................      93,394      50,130          (1,441)         --             142,083
     Selling, general and
       administrative expenses.......      24,357      19,275          (3,282)         --              40,350
     Impairment loss.................         715       --            --               --                 715
     Depreciation and amortization...       6,335       4,477            (233)         11,360(d)       21,939
                                       ----------    --------    ---------------   ------------    ----------
          Total operating costs......     124,801      73,882          (4,956)         11,360         205,087
                                       ----------    --------    ---------------   ------------    ----------
Operating loss.......................     (17,968)    (21,957)          3,286         (11,360)        (47,999)
                                       ----------    --------    ---------------   ------------    ----------
Other (income) expense:
     Interest expense, net...........       4,252      15,999            (228)         --              20,023
     Other, net......................         683         335         --                 (186)(b)         832
                                       ----------    --------    ---------------   ------------    ----------
          Total other expense........       4,935      16,334            (228)           (186)         20,855
                                       ----------    --------    ---------------   ------------    ----------
Net loss before income taxes.........     (22,903)    (38,291)          3,514         (11,174)        (68,854)
Income tax benefit...................       3,428       --            --               --               3,428
                                       ----------    --------    ---------------   ------------    ----------
Net loss.............................     (19,475)    (38,291)          3,514         (11,174)        (65,426)
Preferred stock dividends and
  beneficial conversion issuances....      --         (24,506)        --              (33,234)(a)     (57,740)
                                       ----------    --------    ---------------   ------------    ----------
Net loss available to common
  stockholders.......................   $ (19,475)   $(62,797)      $   3,514        $(44,408)     $ (123,166)
                                       ==========    ========    ===============   ============    ==========
Net loss per share-basic and
  diluted............................   $   (2.92)   $  (1.36)                                     $    (6.74)
                                       ==========    ========                                      ==========
Weighted average common shares.......       6,670      46,204                         (34,613)(d)      18,261
                                       ==========    ========                      ============    ==========

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) To record the issuance of the Class F preferred stock. Telscape has received commitments for the issuance of 315,750 shares of Class F preferred stock with 1,925,306 warrants to purchase shares of common stock for $10 per share. The issuance of the Class F preferred stock will yield proceeds to Telscape of approximately $29.6 million and conversion of $2 million of debt upon completion of the merger based on the firm commitments received to date. The Class F preferred stock accrues dividends at the rate of 12% per annum compounding quarterly. The Class F Preferred Stock and warrants were issued with an implied common stock conversion ratio which was less than fair value. Accordingly, the combined company will record a charge of approximately $29.3 million to retained earnings for the implicit beneficial conversion feature. The dividends are included in the pro forma loss available to common stockholders and loss per share for the three months ended March 31, 2000 and year ended December 31, 1999. The charge is included in the pro forma loss available to common stockholders and loss per share for the year ended December 31, 1999, since this is the period that more closely approximates the recording of the beneficial conversion feature of the Class F preferred stock.

(b) Reflects Telecommute's issuance of Series B preferred stock which reduced Pointe's voting interest to less than 50%, and accordingly, Pointe's investment in Telecommute has been reflected in the accompanying statements using the equity method of accounting.

(c) To record the merger. It is anticipated that the merger will be accounted for as a purchase business combination with Pointe treated as the acquiror. Pointe is considered the acquiror because its shareholders will obtain a majority of the voting interest of the combined company. Since Pointe is considered the acquiror, the assets and liabilities of Telscape will be recorded at fair value with the excess of the purchase price over the fair value of assets and liabilities acquired recorded as goodwill.

     The outstanding shares of Telscape immediately prior to the merger have been valued at $17.95 per share resulting in a value assigned to the shares of $145.1 million. The outstanding vested options of Telscape having a weighted average exercise price of $5.57 per share and a weighted average remaining contractual life of 6.8 years have been valued at approximately $14.8 million using the Black Scholes model using the following assumptions: dividend yield of 0%, expected volatility of 65%, risk free rate of 4.5%, and a weighted average remaining life of 6.8 years. The outstanding warrants of Telscape having a weighted average exercise price of $4.12 per share and a weighted average remaining life of 2.9 years have been valued at approximately $39.9 million using the Black Scholes model using the following assumptions: dividend yield of 0%, expected volatility of 65%, risk free rate of 4.5% and a weighted average remaining life of 2.9 years. The companies expect to incur costs in connection with the merger totaling approximately $1.5 million. The pro forma adjustments to goodwill and additional paid in capital represent the incremental effect of the merger to the combined company.

     The following table summarizes the pro forma net assets purchased in connection with the merger and the amount attributable to cost in excess of net assets acquired included in the accompanying unaudited pro forma condensed consolidated financial statements (in thousands):

                Working capital......................... $ (40,006)
                Property, plant, and equipment..........    63,330
                Other assets............................     8,606
                Non-current liabilities.................   (42,630)
                Other equity............................       728
                Goodwill and other intangibles..........   211,256

     Management estimates that Telscape's working capital may be substantially more or less at closing compared to Telscape's working capital included in the accompanying unaudited pro forma condensed consolidated balance sheet as of March 31, 2000. An increase or decrease in Telscape's working capital would result in a reallocation of the purchase price and would result in increases or decreases in the values assigned to identifiable intangible assets and related amortization compared to those presented in the accompanying pro forma condensed consolidated financial statements.

     The preliminary estimate of net assets acquired represents management's best estimate based on currently available information; however, such estimate may be revised up to one year from the acquisition date.

     The goodwill and other identifiable intangibles will be amortized over a weighted average 15 year period. The statements of operations have been adjusted to give effect to the additional amortization.

(d) Reflects funding of $16.1 million under the Lucent credit agreement which took place on April 20, 2000. The pro formas do not reflect any additional interest expense as the funding was for liabilities incurred in the latter part of 1999 under a credit agreement that was not in place at the beginning of 1999.

                                  EXHIBIT  INDEX


     Exhibit No.       Descriptions

     2.1 Amended and Restated Agreement and Plan of Merger dated December 31, 1999 (Incorporated herein by this reference to Exhibit 2.1 of Telscape's Annual Report on Form 10-K for the year ended December 31, 1999)

     *4.1 Certificate of Designation of Preferences, Rights, and Privileges of Class D Convertible Senior Preferred Stock

     *4.2 Certificate of Designation of Preferences, Rights, and Privileges of Class E Convertible Senior Preferred Stock

     *23.1 Consent of expert if incorporated into previously filed registration statement.

_________________
*  Filed  Herewith